Exhibit 2.1

EQUITY PURCHASE AGREEMENT

dated as of

July 2, 2014

by and among

THORATEC SWITZERLAND GmbH,

APICA CARDIOVASCULAR LIMITED,

The SELLERS listed on Schedule I hereto,

SEROBA KERNEL LIFE SCIENCES LIMITED, as the Sellers’ Representative, and

solely for the purposes set forth in Section 11.16, THORATEC CORPORATION,

relating to the purchase and sale of

certain outstanding equity interests of

APICA CARDIOVASCULAR LIMITED

***

i

(continued)

(continued)

(continued)

		Page

Section 11.03	Notices	71

Section 11.04	Amendments and Waivers	72

Section 11.05	General Release	73

Section 11.06	Expenses	74

Section 11.07	Successors and Assigns	74

Section 11.08	Governing Law	74

Section 11.09	Jurisdiction	74

Section 11.10	Waiver of Jury Trial	75

Section 11.11	Counterparts; Effectiveness; Third Party Beneficiaries	75

Section 11.12	Entire Agreement	75

Section 11.13	Severability	75

Section 11.14	Specific Performance	76

Section 11.15	Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney-Client Privilege	76

Section 11.16	Guarantee of Payment	76

Exhibit A	Form of Paying Agent Agreement
Exhibit B	Form of Escrow Agreement

Companies’ Disclosure Schedule

Schedule I — List of Sellers

Schedule II — Schedule of Equityholders/Allocation of Consideration and Indemnity Obligations

Schedule III — Sample Working Capital Calculation

Schedule IV — Irish and US Option Holders

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of July 2, 2014, is entered into by and among Thoratec Switzerland GmbH, a Swiss corporation (“Buyer”), Apica Cardiovascular Limited, an Irish limited liability company (“ACL”, and together with each of its Subsidiaries, the “Companies” and each, a “Company”), the Persons listed on Schedule I attached hereto (each a “Seller” and collectively the “Sellers”), Seroba Kernel Life Sciences Limited, as the Sellers’ Representative and solely for the purposes set forth in Section 11.16, Thoratec Corporation (“Guarantor”).  ACL, each of the Sellers, and Buyer are collectively referred to herein as the “Parties” and each individually as a “Party.”

W I T N E S S E T H:

WHEREAS, the Companies are engaged in the business of the development, manufacture and testing of mechanical surgical access, implantation, and closure systems (the “Business”);

WHEREAS, immediately prior to the sale of ACL’s capital stock by the Sellers to Buyer as contemplated hereby, ACL will acquire all of the outstanding capital stock in each of (i) APK Advanced Medical Technologies, Inc., a Georgia corporation (“APK”) and (ii) Apica Cardiovascular Ireland Limited (“ACIL”) (such acquisition of all outstanding capital stock of APK and ACIL by ACL prior to the sale of ACL’s capital stock to Buyer, the “Affiliate Acquisition”);

WHEREAS, by virtue of the Affiliate Acquisition, (i) ACL will own beneficially and of record, directly or indirectly, all of the issued and outstanding capital stock of APK and ACIL and (ii) Sellers own beneficially and of record 619,562 shares of the total 645,842 issued and outstanding shares of capital stock of ACL (the “Equity Interests”), with Enterprise Ireland (“EI”) owning the remaining 26,280 issued and outstanding shares of capital stock of ACL, which shares shall be sold to Buyer pursuant to a separate purchase agreement (the “EI Purchase Agreement”); and

WHEREAS, upon the terms and subject to the conditions hereinafter set forth, Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, all of the Equity Interests owned by such Sellers;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follow:

ARTICLE 1
DEFINITIONS

Section 1.01                            Definitions.  The following terms, as used herein, have the following meanings:

“ACL US Account” means an account of ACL in the United States.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Aggregate Purchase Price” means, collectively, the Closing Payment Amount together with the amount of Milestone Payments and the Escrow Distributions, if any.

“Ancillary Agreements” means the Escrow Agreement, the Paying Agent Agreement, each Employment Agreement and/or Consulting Agreement with a Key Employee/Key Consultant, each Non-Competition/Non-Solicitation Agreement with a Key Employee/Key Consultant and each of the Option Cancellation Agreements.

“Applicable Closing Consideration Percentage” means, with respect to each Seller and each Option Holder, the percentage set forth opposite such Seller’s or Option Holder’s name on Schedule II under the heading “Applicable Closing Consideration Percentage.”

“Applicable Post-Closing Consideration Percentage” means, with respect to each Seller and each Option Holder, the percentage set forth opposite such Seller’s or Option Holder’s name on Schedule II under the heading “Applicable Post-Closing Consideration Percentage.”

“Applicable Indemnification Percentage” means, with respect to each Seller, the percentage set forth opposite such Seller’s name on Schedule II under the heading “Applicable Indemnification Percentage.”

“Applicable Law” means, with respect to any Person, any transnational, foreign, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in San Francisco, California are authorized or required by Applicable Law to close.

“Claims Matter Escrow Period” means the period beginning on the Closing Date and ending on the earlier of (a) the date on which all Proceedings related to the matter set forth on Schedule 5.10 of the Companies’ Disclosure Schedule has been finally terminated, settled or determined by a Governmental Authority without any additional liability or obligation on the part of Buyer or any of its Affiliates and (b) 11:59 pm (Pacific Time) on the three-year anniversary of the Closing Date.

“Closing Payment Amount” means an amount equal to $35,000,000 in cash, minus (a) any Indebtedness of the Companies as of the Closing less the amount of cash and cash equivalents of the Companies as of the Closing, minus (b) any Transaction Expenses of the Companies as of the Closing, minus (c) the Escrow Amount, minus (d) the amount, if any, by which Target Working Capital exceeds Estimated Closing Working Capital, plus (e) the amount, if any, by which Estimated Closing Working Capital exceeds Target Working Capital minus (f) the Representative Amount.  The Closing Payment Amount is subject to further adjustment following the Closing in accordance with Section 2.05 hereof.

“Closing Working Capital” means, as of 11:59 p.m. (Pacific Time) on the date immediately preceding the Closing Date, the difference of Current Assets, minus Current

Liabilities, without giving effect to any of the transactions contemplated hereby and determined in accordance with the past historical practices of the Companies and Schedule III attached hereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Contract” means any Contract: (a) to which one of the Companies is a party; (b) by which any of the Companies is bound or under which any of the Companies has any obligation; or (c) under which any of the Companies has any right or interest.

“Company Intellectual Property” means all Intellectual Property Rights that relate to any Product, are used by the Companies in the Companies’ Business, or are owned or purported to be owned by the Companies.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, guarantee, license, commitment, obligation or other arrangement, whether written or oral, including any of the foregoing that has been terminated or has expired and has ongoing obligations or under which any liabilities of any kind may exist.

“Current Assets” means, as of any date, the aggregate balance (whether positive or negative) as of such date of the accounts set forth under the heading “Assets” in Schedule III attached hereto.  For all avoidance of doubt, “Current Assets” shall exclude (a) all cash and cash equivalents of each of the Companies and (b) any and all amounts owed in connection with the SBIR Grant.

“Current Liabilities” means, as of any date, the aggregate balance (whether positive or negative) as of such date of the accounts set forth under the heading “Liabilities” in Schedule III attached hereto.  For all avoidance of doubt, “Current Liabilities” shall include all Liabilities for Taxes of the Companies for Pre-Closing Tax Periods and shall exclude (a) all Transaction Expenses and/or Indebtedness and (b) any and all amounts owed in connection with the SBIR Grant).

“Damages” include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature; provided, that, in no event shall Damages include any amounts that are special or punitive in nature (except to the extent such amounts are alleged or otherwise asserted by any third party in respect of a Third-Party Claim); provided, further, that “Damages” shall not, in any event, be calculated based solely on a multiple of earnings or other financial metric used to value the Companies and/or the Business.

“Employee” means any individual classified or previously classified as an employee of any of the Companies.

“Environmental Laws” means any Applicable Law or any agreement with any Governmental Authority or other third party, relating to the environment or to Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the Business or the Companies.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“Escrow Period” means, collectively, the General Escrow Period and the Claims Matter Escrow Period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FDA” shall mean the U.S. Food and Drug Administration.

“FDCA” shall mean the U.S. Federal Food, Drug, and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States.

“General Escrow Period” means the period beginning on the Closing Date and ending at 11:59 pm (Pacific Time) on the one-year anniversary of the Closing Date.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial, municipal, or local governmental authority, department, court or judicial authority or arbitration tribunal, agency or official, including any political subdivision thereof; or any transnational, domestic or foreign federal, state, provincial, municipal, or local regulatory or administrative body, board, commission, or any Person lawfully empowered by any of the foregoing to exercise executive, legislative, judicial, regulatory or administrative functions of or pertaining to any Applicable Law, any notified body, any Regulatory Authority and any non-governmental self-regulatory organization.

“Hazardous Substances” means any hazardous pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“Indebtedness” means (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement Liability with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any Liabilities under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, (vii) any indebtedness secured by a Lien on a

Person’s assets and (viii) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date.

“Indemnified Party” means Buyer, each of the Companies, and each of the respective Affiliates, directors, officers, agents, employees, representatives, successors and assignees of each of the foregoing.

“Indemnified Taxes” means (i) any Taxes of the Companies with respect to any Pre-Closing Tax Period, (ii) any Taxes for which the Companies are held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) by reason of the Companies being (or ceasing to be) included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date, (iii) any Taxes of Sellers and their Affiliates (other than the Companies) for any Tax Period, (iv) any employment or other payroll Taxes arising in connection with payments to holders of options or any other compensation payments made or accrued on or prior to the Closing by reason of the transactions contemplated by this Agreement and (v) any Liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other Person, or any successor or transferee Liability, in respect of any of the items described in clauses (i), (ii), (iii) or (iv) above, except to the extent, in each case, that such Taxes were taken into account as a Current Liability in the calculation of Closing Working Capital; provided, that Indemnified Taxes shall not include any such Tax to the extent attributable to any action not in the Ordinary Course of Business of the Companies that is taken by Buyer or any Affiliate of Buyer (including the Companies) after the Closing.  With respect to any Straddle Period, the portion of such Taxes that relates to the Pre-Closing Tax Period shall be determined in the manner set forth in Section 8.04.

“Indemnifying Party” means each Seller listed on Schedule II under the heading Applicable Indemnification Percentages against whom indemnity is sought pursuant to this Agreement.

“Intellectual Property Rights” means any and all of the following in any country or region: (i)  patents (which shall include utility models, design patents, industrial designs, certificates of invention and priority rights), patent applications and invention disclosures relating thereto (and any patents that issue as a result of those patent applications), and any provisional and non-provisional applications, foreign counterpart or equivalents, substitutions, reissuances, continuations, continuations-in-part, divisions, revisions, extensions, renewals and reexaminations thereof , (ii)  trademarks, trade names, service marks, service names, trade dress, logos, slogans, 800 numbers and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations, applications and renewals in connection therewith, (iii) copyrights and copyrightable works (including without limitation databases and other compilations of information, mask works and semiconductor chip rights), including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works and all to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, and applications, registrations, extensions and renewals in connection therewith, (iv) rights in computer software (excluding unmodified, commercially-available software), (v) trade secrets and other rights in data know-how and confidential or proprietary information (including any business plans, designs, technical data, Preclinical and Clinical Data, Personal Data, financial information, pricing and cost information, bills of material, or other similar information), (vi) URL and domain name registrations, (vii) all claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing, (viii) other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction worldwide, and (ix) all tangible embodiments of (i) — (viii) above, whether in electronic, written or other media, including diagrams, inventions (whether or not patentable), invention disclosures, know-how, methods, proprietary information, protocols, schematics, design information, bills of material, specifications, technical data, software (in any form, including source code and executable or object code), build scripts, test scripts, algorithms, APIs, subroutines, techniques, user interfaces, URLs, web site content, works of authorship, documentation (including instruction manuals, samples, studies, and summaries), databases and data collections.

“Irish Option Holders” means the Option Holders listed under the heading “Irish Option Holders” on Schedule IV hereto.

“IT Systems” means all computer systems, communications systems, software, networks and hardware used by the Companies.

“Key Employee/Key Consultant Offer Letter” means, individually or collectively, an offer of employment with Buyer as extended by Buyer to any Key Employee/Key Consultant, which if accepted will be, among other requirements as stated in such offer letter, contingent upon and to become effective immediately after the Closing.

“Key Employees/Key Consultants” means, collectively, each of Jorge Jimenez, Brendon Cunniffe, Tom Feeney and James Greene.

“Knowledge” of any Person that is not an individual means (i) with respect to Buyer, the knowledge of the Chief Executive Officer and Chief Financial Officer of Buyer and (ii) with respect to the Companies, the knowledge of James L. Greene, Jorge Jimenez and Robin Stephens in each case, including the knowledge which such Person would have obtained following inquiry of the direct reports (including contractors to the Companies) of such Person.

“Liability” means any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, right of repurchase, encumbrance or other adverse claim of any kind in respect of such property or asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means any result, occurrence, fact, change, event or effect (any such item, an “Effect”), individually or in the aggregate, that has had, or would reasonably be expected to have, a material adverse effect on the financial condition, business, assets, liabilities or results of operations of any of the Companies; provided, that that in no event shall any of the following Effects be deemed to constitute or be taken into account in determining whether there has been a Material Adverse Effect: (i) any change or event arising out of or resulting from actions contemplated by the Parties in connection with this Agreement or the announcement of this Agreement or transactions contemplated hereby (provided that the Party claiming that there has been no Material Adverse Effect has not breached its confidentiality obligations under this Agreement), including actions of collaborators, licensors, partners or suppliers or losses of employees, (ii) changes, developments or events generally affecting the economy in the United States or any foreign markets where the Companies have material operations or sales, (iii) acts of God, calamities, national or international political or social conditions, including the engagement by any country in hostilities (whether commenced before, on or after the date of this Agreement) or the occurrence of any military or terrorist attack, (iv) changes in Applicable Law or GAAP (or any interpretation thereof), (v) any action taken pursuant to or in accordance with this Agreement or at the request of or with the consent of Buyer or any of its Affiliates, or (vi) any fees or expenses incurred in connection with the transactions contemplated by this Agreement, provided, further, that, in the case of clauses (ii) and (iii), such Effect does not have a materially disproportionate negative effect on any of the Companies as compared to the other companies that operate in the same industry in which the Companies operate.

“Neutral Arbiter” means McGladrey or such other independent accounting firm as Sellers’ Representative and Buyer mutually agree in writing; provided, if Buyer and the Sellers’ Representative are unable to mutually agree upon such an accountant within a ten calendar day period, then Buyer and the Sellers’ Representative shall each select a nationally recognized accountant and within five calendar days after their selection, those two accountants shall select a third nationally recognized accountant, which third accountant shall act as the Neutral Arbiter.

“Option Cancellation Agreements” means each agreement by and between ACL and each Option  Holder pursuant to which such options will be cancelled as provided for in each such agreement.

“Option Holder” means each holder of outstanding ACL options.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator.

“Ordinary Course of Business” means ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of association, incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (ii) all by-laws, voting agreements, agreements among holders of equity interests and similar documents, instruments or agreements, in each case, relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Paying Agent” means the Paying Agent party to the Paying Agent Agreement.

“Paying Agent Agreement” means that certain Paying Agent Agreement, dated as of the date hereof, by and among Buyer, Computershare Trust Company, N.A., a federally chartered trust company and Computershare Inc., a Delaware corporation, substantially in the form of Exhibit A attached hereto.

“Permit” means: (i) any permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of or from (including any applications to) any Governmental Authority or pursuant to any Applicable Law; or (ii) right under any Business agreement with any Governmental Authority.

“Permitted Liens” means (i) Liens disclosed on the Current Balance Sheet, (ii) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due and payable, (iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the Ordinary Course of Business for sums not yet delinquent or immaterial in amount or are being contested in good faith (provided, that, in respect of any such amounts being contested in good faith, adequate reserves in accordance with GAAP have been established), (iv) pledges and deposits made in the Ordinary Course of Business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or (v) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the Ordinary Course of Business and which do not exceed USD $15,000.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Data” means (i) any Protected Health Information as defined by the United States Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, as each may be amended from time to time and (ii) any personal data as defined under Privacy and Security Laws (including the Irish Data Protection Acts 1988 and 2003).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date (as determined in accordance with Section 8.04).

“Preclinical and Clinical Data” means all laboratory, analytical, pre-clinical and clinical data collected or prepared by, for or on behalf of any of the Companies or in any Company’s and/or its suppliers’ or distributors’ possession in any form or to which any of them has rights, including, without limitation, case report forms, laboratory work sheets, slides and reports.

“Privacy and Security Laws” means Applicable Laws regarding collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring and storing Personal Data or other tracking of online consumer behaviors including federal, state or foreign laws or regulations regarding (i) data privacy and information security, (ii) data breach notification (as applicable), (iii) unfair or deceptive practices and (iv) trespass, computer crime and other Laws governing unauthorized access to or use of electronic data.

“Product” shall mean (i) any product, device, instrument, apparatus, system, process, procedure or service that has received regulatory approval or that is offered for commercial sale by or on behalf of a Company in any jurisdiction in the world as of the date of this Agreement; or (ii) any product or service candidate, including any enhancement or improvement of a product, device, instrument, apparatus, system, process, procedure or service described under clause (i), that a Company is developing or seeking regulatory approval for as of the date of this Agreement.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting regulatory approval and/or, to the extent required in such country or jurisdiction, pricing or reimbursement approval of a Product in such country or jurisdiction, including without limitation, the FDA and any foreign equivalent thereof.

“Representative Account” means the Representative Amount, as reduced from time to time through distributions to the Sellers’ Representative for the purposes specified in Section 11.02.

“Representative Amount” means $100,000.

“SBIR Grant” means the SBIR Grant entitled “Apical Access System with Universal Connector for Beating Heart LVAD Implantation” as described in the Grant Application and Notice of Award from the National Heart, Lung and Blood Institute at the National Institutes of Health with a grant number of 1R44HL117426-01.

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Target Working Capital” means $(43,458.87).

“Tax Return” means any report, declaration, return, information return, claim for refund, or statement relating to Taxes, including any transfer pricing reports, schedule or attachment thereto and any amendments thereof.

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding any of the Companies that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Tax liability, other than with respect to Contracts entered into in the Ordinary Course of Business, the primary purpose of which is not the sharing, allocation, assumption or indemnification of Taxes.

“Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, goods and services, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Taxes.

“Transaction Expenses” means the aggregate amount of (i) all expenses, including all third-party legal, accounting, financial advisory, consulting or other fees and expenses of the Companies, (ii) any change-of-control or similar payment which is triggered by the transactions contemplated by this Agreement and (iii) any Liability of any of the Companies under any deferred compensation plans, phantom equity plans, severance or bonus plans, or similar arrangements made payable as a result of the transactions contemplated by this Agreement, excluding, in each case, the payments of any portion of the Aggregate Purchase Price to the Option Holders as set forth herein.

“US Option Holders” means the Option Holders listed under the heading “US Option Holders” on Schedule IV hereto.

(a)                                 Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
ACIL	Recitals
ACL	Preamble
Acquisition Proposal	4.05(b)
Affiliate Acquisition	Recitals
Agreement	Preamble
Annual Companies Financial Statements	5.06(a)
APK	Recitals
Authorized Action	11.02(d)

Term	Section
Balance Sheet Date	5.06(a)
Basket Amount	10.03(a)
Benefit Plans	5.19(b)
Bi-Annual Sales Report	2.05(d)
Business	Recitals
Buyer	Preamble
Buyer Benefit Plans	4.08(b)
Claim Certificate	10.04(a)
Claim Dispute Notice	10.04(c)
Closing	2.02(a)
Closing Date	2.02(a)
Closing Statement	2.04(b)
Company(ies)	Preamble
Company Closing Certificate	3.02(k)(i)
Company Continuing Employee	4.08(a)
Companies Financial Statements	5.06(a)
Company Fundamental Representations	10.01
Company Policies	5.15(a)
Company Registered IP	5.13(c)
Confidential Information	11.01(a)
Current Balance Sheet	5.06(a)
Current Representation	11.15(a)
Designated Person	11.15(a)
Dispute Notice	2.04(b)
EI	Recitals
EI Purchase Agreement	Recitals
Emory	5.09(e)
Emory/GTRC License Agreement	5.09(e)
Estimated Closing Working Capital	2.04(a)
Escrow Account	2.03
Escrow Agent	2.03
Escrow Agreement	2.03
Escrow Amount	2.03
Escrow Distribution(s)	2.01(d)
Equity Interests	Recitals
Excess Parachute Payments	4.07
Excluded Matters	11.05(a)
Exclusivity Period	4.05(a)
Foreign Benefit Plans	5.19(b)
GTRC	5.09(e)

Term	Section
Inbound Licenses	5.09(a)(vii)
Interim Companies Financial Statements	5.06(a)
Item of Dispute	2.04(b)
Labor Agreement	5.18(a)
Labor Organizations	5.18(a)
Leased Real Property	5.12(c)
Leased Real Property Leases	5.12(c)
Licensee	2.05(a)(iii)
Material Contract(s)	5.09(a)
MCS First-in-Man Milestone	2.05(a)(i)
MCS Surgical Implantation System	2.05(a)(ii)
MCS Surgical Implantation System CE Mark Approval	2.05(a)(iii)
MCS Surgical Implantation System PMA Approval	2.05(a)(iv)
Milestone Event	2.05(a)(v)
Milestone Payment	2.05(a)(vi)
Outbound Licenses	5.09(a)(vii)
Party(ies)	Preamble
PBGC	5.19(c)
Post-Closing Representation	11.15(a)
Proceeding	5.10
Released Matters	11.05(a)
Released Party(ies)	11.05(a)
Sale	2.05(a)(vi)
Securities Act	7.06
Security Policies	5.13(p)(i)
Seller Fundamental Representations	10.01
Seller(s)	Preamble
Sellers’ Representative	11.02(a)
Service Provider	5.19(h)
Tax Proceeding	8.05(a)
Third-Party Claim	10.05
Transfer Taxes	8.02
U.S. Benefit Plans	5.19(b)

Section 1.02                            Other Definitional and Interpretative Provisions.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and

Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law,” “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

ARTICLE 2
PURCHASE AND SALE

Section 2.01                                              Purchase and Sale.  On and subject to the terms and conditions set forth in this Agreement, Buyer shall purchase from each Seller, and each Seller shall sell, assign, convey and transfer to Buyer, all of the Equity Interests owned by such Seller (as such ownership is more fully set forth on Schedule I), free and clear of any Liens, restrictions on transfer (other than any restrictions under the Securities Act and applicable state securities laws), options, warrants, calls, commitments, proxies or other contract rights.  In consideration of the sale of the Equity Interests:

(a)                                 Buyer shall, at the Closing, deliver to the Paying Agent (as such term is defined in the Paying Agent Agreement), by wire transfer of immediately available funds to such account as is designated by the Paying Agent, an aggregate amount equal to the portion of the Closing Payment Amount distributable to the Sellers, which amount shall be distributed to Sellers by the Paying Agent;

(b)                                 Buyer shall, at the Closing, deliver to ACL, by wire transfer of immediately available funds to such account as is designated by ACL, an aggregate amount equal to the portion of the Closing Payment Amount distributable to the Irish Option Holders (less any applicable income and employment Tax withholding), which amount shall be distributed to Irish Option Holders by ACL;

(c)                                  Buyer shall, at the Closing, deliver to the ACL US Account, by wire transfer of immediately available funds to such account as is designated by ACL, an aggregate amount equal to the portion of the Closing Payment Amount distributable to the US Option Holders (less any applicable income and employment Tax withholding), which amount shall be distributed to US Option Holders by ACL;

(d)                                 if a Milestone Payment becomes due and payable in accordance with the terms hereof, Buyer shall, (i) with respect to each Seller and EI, deliver such Seller’s and EI’s Applicable Post-Closing Consideration Percentage of such Milestone Payment to the Paying Agent for distribution to Sellers and EI, (ii) with respect to each Irish Option Holder, deliver such Irish Option Holder’s Applicable Post-Closing Consideration Percentage of such Milestone Payment (less any applicable income and employment Tax withholding) to ACL for distribution to the Irish Option Holders (and Buyer shall cause such amount to be distributed to the Irish Option Holders), and (iii) with respect to each US Option Holder, deliver such US Option Holder’s Applicable Post-Closing Consideration Percentage of such Milestone Payment (less any applicable income and employment Tax withholding) to the ACL US Account for distribution to the US Option Holders by ACL (and Buyer shall cause such amount to be distributed to the US Option Holders); and

(e)                                  with respect to the amount, if any, distributable to in accordance with the terms of Section 10.08 (each payment described in this clause (c), an “Escrow Distribution,” and, collectively, the “Escrow Distributions”), Buyer shall cause the Escrow Distribution to be distributed in accordance with Section 10.08.

Section 2.02                            Closing Transactions.

(a)                                 Closing.  Subject to satisfaction or waiver of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley LLP, 101 California Street, San Francisco, CA 94111 commencing at 10:00 a.m. on the first Business Day following the satisfaction or waiver of each of the conditions specified in Article 3 hereof, or at such other place or on such other date as may be mutually agreeable to the Parties.  The date of the Closing is herein referred to as the “Closing Date”.

(b)                                 Closing Transactions.  At the Closing:

(i)                                     Buyer shall deliver to each of the Paying Agent, ACL and the ACL US Account the consideration specified in Section 2.01 to be delivered on the Closing Date in exchange for the sale of all of the Equity Interests held by the Sellers as set forth on Schedule I and the ACL options held by the Option Holders;

(ii)                                  Buyer shall deliver the Representative Amount, by wire transfer of immediately available funds to such account as is designated by Sellers’ Representative in writing at least three Business Days prior to the Closing Date, to the Sellers’ Representative;

(iii)                               The Companies, the Sellers, and Buyer shall deliver the certificates and other documents and instruments required to be delivered by or on behalf of such Party under Article 3; and

(iv)                              Each Seller shall deliver to Buyer all corporate books and records of the Companies in such Seller’s possession or under such Seller’s control.

Section 2.03                            Escrow Account.  At the Closing, Buyer shall deliver to Bank of America, National Association, a national banking association duly organized and existing under the laws of the United States of America, as escrow agent (the “Escrow Agent”), under that certain Escrow Agreement, dated as of the Closing Date, by and among Buyer, the Sellers’ Representative and the Escrow Agent, substantially in the form of Exhibit B hereto (the “Escrow Agreement”), an amount equal to $5,000,000 (the “Escrow Amount”).  The Escrow Amount shall be held in an escrow account (the “Escrow Account”) in accordance with the terms of this Agreement and the Escrow Agreement and released and paid upon the termination of the Escrow Periods in accordance with the terms of this Agreement and the Escrow Agreement.  The Escrow Agreement will provide that the Escrow Amount will be used to satisfy certain claims for Damages made by an Indemnified Party pursuant to this Agreement.

Section 2.04                            Working Capital Adjustment.

(a)                                 At least two Business Days prior to the Closing, the Sellers’ Representative and Buyer will confer and make a mutually agreed upon determination of the estimated Closing Working Capital of the Companies, such determination to be made in the same manner, and using the same assumptions, as in historical financial statements of the Company and in the sample Closing Working Capital calculation attached hereto as Schedule III (the “Estimated Closing Working Capital”).

(b)                                 Promptly, but in any event within 90 calendar days after the Closing, Buyer shall furnish to the Sellers’ Representative (on behalf of the Sellers) a statement (the “Closing Statement”) setting forth the Closing Working Capital of the Companies, which Closing Working Capital, for all avoidance of doubt, shall be calculated in the same manner, and using the same assumptions, as in historical financial statements of the Company and in the sample Closing Working Capital calculation attached hereto as Schedule III.  Unless within the 30 calendar day period following the Sellers’ Representative’s receipt of the Closing Statement, the Sellers’ Representative delivers written notice to Buyer (the “Dispute Notice”) setting forth in reasonable detail any and all items of disagreement related to the Closing Statement (each, an “Item of Dispute”), the Closing Statement shall be conclusive and binding upon the Sellers’ Representative (on behalf of itself and the other Sellers) and Buyer; provided that the only basis on which the Sellers’ Representative shall be permitted to submit an Item of Dispute is that such Item of Dispute was not prepared in the same manner, and using the same assumptions as the Estimated Closing Working Capital, or that the Closing Statement contains a manifest error.  Sellers and the Sellers’ Representative shall use commercially reasonable efforts to cooperate with Buyer in connection with the preparation of the Closing Statement.  After the delivery of the Closing Statement, Buyer shall use commercially reasonable efforts to cooperate with the Sellers’ Representative in connection with its review of the Closing Statement, including, without limitation, by providing the Sellers’ Representative and its accountants reasonable access during normal business hours to the personnel and accountants that prepared, and to the materials used in the preparation of, the Closing Statement.

(c)                                  If the Sellers’ Representative delivers the Dispute Notice to Buyer within such 30 calendar day period, Buyer and the Sellers’ Representative shall use reasonable efforts to resolve their differences concerning the Items of Dispute, and if any Item of Dispute is so resolved, the Closing Statement shall be modified as necessary to reflect such resolution.  If all Items of Dispute are so resolved, the Closing Statement (as so modified) shall be conclusive and binding on all Parties.  If any Item of Dispute remains unresolved for a period of 20 calendar days after Buyer’s receipt of the Dispute Notice, Buyer and the Sellers’ Representative shall submit the Item of Dispute to the Neutral Arbiter.  Buyer and the Sellers’ Representative shall request that the Neutral Arbiter render a determination (which determination shall be solely based on whether such Item of Dispute was prepared in the same manner, and using the same assumptions as the Estimated Closing Working Capital or whether such Item of Dispute contains a manifest error) as to each unresolved Item of Dispute within 30 calendar days after its retention, and the Parties shall cooperate fully with the Neutral Arbiter so as to enable it to make such determination as quickly and as accurately as practicable.  The Neutral Arbiter’s determination as to each Item of Dispute submitted to it shall be in writing and shall be conclusive and binding upon the Parties, and the Closing Statement shall be modified to the extent necessary to reflect such determination.  The fees and expenses of the Neutral Arbiter shall be allocated to be paid by Buyer, on the one hand, and/or the Sellers’ Representative (on behalf of itself and the Sellers), on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Neutral Arbiter.

(d)                                 Within 10 Business Days after the Closing Statement becomes final and binding upon the Parties (i) if the amount of the Closing Working Capital as reflected on the final Closing Statement is greater than the Estimated Closing Working Capital, Buyer shall make a cash payment by wire transfer of immediately available funds to the Sellers’ Representative equal to the amount of such difference and (ii) if the amount of the Closing Working Capital as reflected on the final Closing Statement is less than the Estimated Closing Working Capital, Buyer shall  recover such amount from the amount then available in the Escrow Account (and the Sellers’ Representative shall take any and all actions necessary to cause the release of such funds from the Escrow Account).

Section 2.05                            Contingent Consideration.

(a)                                 Definitions.  For purposes of this Section 2.05:

(i)                                     “MCS First-in-Man Milestone” means the first use in a human being, by Buyer or its Affiliate or Licensee (as defined below), of an MCS Surgical Implantation System.

(ii)                                  “MCS Surgical Implantation System” means the mechanical surgical implantation system for the implantation of Buyer’s chronic full support mechanical circulatory support devices that is being developed by the Companies as of the Closing Date, as such system may be further developed by Buyer and its Affiliates after the Closing with the use of Intellectual Property of the Companies that incorporates the “Product Coil” as described in Section 2.05 of the Companies’ Disclosure Schedule.

(iii)                               “MCS Surgical Implantation System CE Mark Approval” means receipt by Buyer or any Affiliate of Buyer (or a licensee or assignee of Buyer or an Affiliate of Buyer with respect to such MCS Surgical Implantation System (each a “Licensee”)) of CE Mark representing European commercial approval of an MCS Surgical Implantation System.

(iv)                              “MCS Surgical Implantation System PMA Approval” means receipt by Buyer, any Affiliate of Buyer or any Licensee of the approval by the United States Food and Drug Administration of Buyer’s premarket approval application for a MCS Surgical Implantation System.

(v)                                 “Milestone Event” means the event referred to in the chart in Section 2.05(b) under the heading “Milestone Event.”

(vi)                              “Milestone Payment” means the payment that becomes due and payable upon the occurrence of the applicable Milestone Event pursuant to Section 2.05(b).

(vii)                           “Sale” means, with respect to the MCS Surgical Implantation System, a commercial sale anywhere in the world of such product, whether alone, as part of, or in combination with the sale of other products, after receipt of MCS Surgical Implantation System CE Mark Approval (with respect to sales in the European Union), MCS Surgical Implantation System PMA Approval (with respect to sales in the United States) or equivalent regulatory approval (with respect to sales in countries outside the European Union and United States), by Buyer or its Affiliates or Licensees to a third party for consideration. Sales shall be disregarded if the MCS Surgical Implantation System is returned and the purchaser receives refund or credit for the purchase price for such System in accordance with Buyer’s revenue recognition policies.  Sales between the Buyer, its Affiliates and Licensees shall be disregarded for the purposes of determining a Sale as long as the MCS Surgical Implantation System is (A) resold to an unrelated third party, in which case the final sale to such unrelated third party shall be calculated as a Sale or (B) transferred or disposed of by the Buyer, its Affiliates or Licensees for a purpose specified in the next sentence.  Transfers or dispositions of MCS Surgical Implantation System in commercially reasonable quantities (consistent with the Companies’ pre-Closing practices), at non-profit rates, for non-commercial manufacturing purposes, for clinical testing purposes and/or for patient assistance programs, for demonstration or evaluation purposes and/or for purposes of complying with regulatory or governmental requirements, shall not in each case be deemed “sales” for the purposes of calculating Sales; provided that any sale or other disposition of the MCS Surgical Implatation System in connection with a CE Mark post approval Surveillance Study shall be deemed a “Sale” for purposes of this Agreement.  A “Sale” shall be considered made in accordance with Buyer’s standard procedure for recognizing product sales.

(b)                                 Milestone Event and Milestone Payment. From and after the Closing, Buyer shall, within 20 Business Days after achievement of a Milestone Event (irrespective of the order in which the Milestone Events may occur), pay such Milestone Payment in accordance with Section 2.01(d); provided, however, that, if the MCS First-in-Man payment is made during either of the time periods set forth in subsection (i) or (ii) below, Buyer shall be entitled to deduct from such payment (on behalf of the Sellers and the Option Holders): (i) if such payment is made prior to the end of the General Escrow Period, an amount equal to (A) Five Million Dollars ($5,000,000) minus (B) the then current balance of the Escrow Account, or (ii) if such payment is made after the end of the General Escrow Period and prior to the end of the Claims Matter Escrow Period (for avoidance of doubt, the Claims Matter Escrow Period may terminate prior to the General Escrow Period, in which case this subsection (ii) shall not be applicable), an amount equal to (x) Five Million Dollars ($5,000,000) minus (y) the then current balance of the Escrow Account, minus (z) the aggregate amount, if any, of distributions made prior to such date with respect to claims made under Section 10.02(a)(ix), and, in each case, Buyer shall promptly deposit such amount into the Escrow Account.  For the avoidance of doubt, Buyer shall have the obligation to make the Milestone Payment only once with respect to each of the individual Milestone Events, and shall not be obligated to pay more than a total of Forty Million Dollars ($40,000,000) plus any amounts to be paid as specified below pursuant to this Section 2.05.

Milestone Event	Milestone Payment
(i) First achievement of MCS First-in-Man Milestone	Twelve Million Five Hundred Thousand Dollars ($12,500,000) plus $.001 per Sale that occurs prior to the payment of such Milestone Payment
(ii) First achievement of MCS Surgical Implantation System CE Mark Approval	Twelve Million Five Hundred Thousand Dollars ($12,500,000) plus $.001 per Sale that occurs prior to the payment of such Milestone Payment
(iii) The 500th Sale by Buyer of the MCS Surgical Implantation System	Five Million Dollars ($5,000,000) plus $.001 per Sale that occurs prior to the payment of such Milestone Payment
(iv) First achievement of MCS Surgical Implantation System PMA Approval	Ten Million Dollars ($10,000,000) plus $.001 per Sale that occurs prior to the payment of such Milestone Payment

(c)                                  Milestone Rights Not Transferable.  The right of the Sellers to receive a Milestone Payment: (i) does not give any Seller dividend rights, voting rights, liquidation rights, preemptive rights or other rights of holders of Equity Interests; (ii) shall not be evidenced by a certificate or other instrument; (iii) shall not be assignable or otherwise transferable by any Seller, except by operation of law; (iv) shall not accrue or pay interest on any portion thereof; and (v) does not represent any right other than the right to receive the consideration set forth in this Section 2.05.  Any attempted transfer of the right to a Milestone Payment by any Seller (other than as specifically permitted by the immediately preceding sentence) shall be null and void.

(d)                                 Information Obligations.  Beginning with the calendar quarter in which the first Sale of the MCS Surgical Implantation System occurs until the achievement of the Milestone Event under Section 2.05(b)(iii), the Buyer shall provide to the Sellers’ Representative Bi-Annual written reports indicating the number of Sales of the MCS Surgical Implantation System (the “Bi-Annual Sales Reports”).  Each Bi-Annual Sales Report will be provided within 60 calendar days of the end of each July 31st and December 31st. The Sellers’ Representative agrees to keep such information confidential, provided that the Sellers’ Representative may share such information with the Sellers, its advisors, accountants and attorneys, in each case so long as such parties are subject to a confidentiality obligation with respect to such information and provided that the Sellers’ Representative may use such information solely to enforce its rights under this Agreement.  Buyer shall keep records pertaining to Sales in sufficient detail to permit the Sellers’ Representative to confirm the accuracy of the Bi-Annual Sales Reports.  At any time and from time to time during such reporting period (but no more often than once in any calendar year during such period), the Sellers’ Representative shall have the right to retain and cause an independent, certified public accountant reasonably acceptable to Buyer to conduct an audit of relevant records of the Buyer in order to confirm the total number of Sales.  Such audits may be conducted during normal business hours upon reasonable prior written notice to the Buyer. The Sellers’ Representative shall bear the full cost of such audits (provided that if it is determined by the Parties that the Milestone Event under Section 2.05(b)(ii) was achieved but the corresponding Milestone Payment was not timely made, Buyer shall promptly reimburse the Sellers’ Representative for the full cost and expense of such audits).

Section 2.06                            Withholding.  Each of Buyer, the Escrow Agent and the Companies (on behalf of Buyer) or any agent of any of the foregoing shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Seller or any other Person such amounts as each of Buyer, the Escrow Agent and/or the Companies or such agent is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment, and to remit such amount to the applicable Taxing Authority.  To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE 3
CONDITIONS TO CLOSING

Section 3.01                            Conditions to each Party’s Obligation.  The respective obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the fulfillment of the following conditions as of the Closing Date:

(a)                                 All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority required to consummate the transactions contemplated by this Agreement shall have been filed, made or obtained; and

(b)                                 No order issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement,  including by revoking, withdrawing, suspending, cancelling, terminating or modifying any Permit, shall be in effect.  No statute, rule, regulation, or order shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement.

Section 3.02                            Conditions to Buyer’s Obligation.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment of the following conditions as of the Closing Date:

(a)                                 Except for representations and warranties made as of a particular date (which representations and warranties shall be true and correct in all respects as of such particular date), the representations and warranties set forth in Article 5 and Article 6 hereof which are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects and the representations and warranties set forth in Article 5 and Article 6 which are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, in each case at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties;

(b)                                 The Companies and their Subsidiaries and each Seller shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by each of them under this Agreement on or prior to the Closing;

(c)                                  The sale and purchase of all of the Equity Interests and the completion of the EI Purchase Agreement shall occur simultaneously;

(d)                                 No Proceeding shall be pending before a Governmental Authority wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially and adversely affect the right of Buyer to own or operate the Companies, including to revoke, withdraw, suspend, cancel, terminate or modify any Permit, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects;

(e)                                  The Ancillary Agreements shall be duly executed by the Sellers and/or the Sellers’ Representative, as applicable;

(f)                                   All of the members of the Companies’ board of managers or directors (or equivalent governing body) shall have resigned effective as of the Closing Date;

(g)                                  There shall have been no Material Adverse Effect;

(h)                                 The Companies shall have furnished to Buyer a payoff letter from each holder of Indebtedness of the Companies in form and substance reasonably acceptable to Buyer indicating the amount required to discharge such Indebtedness in full and including an undertaking by such holder to discharge any Liens securing such Indebtedness if such amount is paid;

(i)                                     With respect to each of the Key Employees/Key Consultants, (i) the individual’s Key Employee/Key Consultant Offer Letter shall be executed, unrevoked, unvoided and in full force and effect through the Closing and (ii) the individual shall not have: (A) terminated his or her employment with any of the Companies or (B) to the Knowledge of the Companies, taken action toward terminating his or her employment with any of the Companies at or prior to the Closing;

(j)                                    Sellers’ Representative shall have delivered evidence reasonably satisfactory to Buyer that ACL has completed the Affiliate Acquisition and owns beneficially and of record, directly or indirectly, all of the issued and outstanding capital stock in APK and ACIL;

(k)           On or prior to the Closing, ACL shall have delivered or caused to be delivered to Buyer, each of the following

(i)            a certificate from ACL, in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date, stating that the preconditions specified in Sections 3.01(a) and 3.01(b) have been satisfied (the “Company Closing Certificate”);

(ii)           certified copies of the Organizational Documents of each of the Companies and the resolutions of ACL’s board of managers (or equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the other Ancillary Agreements and approving the consummation of the transactions contemplated hereby and thereby, certified by the secretary (or other authorized officer) of ACL;

(iii)          to the extent the applicable Governmental Authority makes such certificates available, certificates of the secretaries of state (or a similar Governmental Authority) of the jurisdiction in which the Companies were formed, and each jurisdiction where the Companies are qualified to do business, stating that the Companies are in good standing; and

(iv)          valid Irish tax numbers from Sellers representing at least 80% of the consideration to be paid at Closing to Sellers: in the case of a Seller that is an individual, a valid Irish personal public service (PPS) number, sufficient for Irish stamp duty purposes in respect of each Seller.

Any condition specified in this Section 3.02 may be waived by Buyer; provided that no such waiver shall be effective unless it is set forth in a writing executed by Buyer or unless Buyer agrees in writing to consummate the transactions contemplated by this Agreement without fulfillment of such condition.

Section 3.03         Conditions to Sellers’ Obligation.  The obligation of each Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment of the following conditions as of the Closing Date:

(a)           The representations and warranties set forth in which are not qualified by materiality or material adverse effect shall be true and correct in all material respects and the representations and warranties set forth in Article 7 which are qualified by materiality or material adverse effect shall be true and correct in all respects, in each case at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties;

(b)           Buyer shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing;

(c)           On or prior to the Closing Date, Buyer shall have delivered to the Sellers’ Representative a certificate from Buyer, in form and substance reasonably satisfactory to the Sellers’ Representative, dated as of the Closing Date, stating that the preconditions specified in Sections 3.03(a) and 3.03(b), inclusive, have been satisfied; and

(d)           The Ancillary Agreements shall be duly executed by Buyer.

Any condition specified in this Section 3.03 may be waived by the Sellers’ Representative (on behalf of the Sellers); provided that no such waiver shall be effective against the Sellers unless it is set forth in a writing executed by the Sellers’ Representative or unless the Sellers’ Representative agrees in writing to consummate the transactions contemplated by this Agreement without the fulfillment of such condition.

ARTICLE 4
COVENANTS PRIOR TO CLOSING

Section 4.01         Covenants of the Companies and each Seller.

(a)           Except as contemplated by this Agreement, from the date of this Agreement until the Closing (or earlier termination of this Agreement), each Seller shall exercise all voting and other rights which it has to cause the Companies to, and the Companies shall, (i) operate and carry on the Business only in the Ordinary Course of Business and in material compliance with all Applicable Laws, (ii) keep in full force and effect each of the insurance policies set forth in Section 5.15(a) of the Companies’ Disclosure Schedule, unless simultaneously with any termination, cancellation or lapse of any such policies, replacement policies providing, to the extent reasonably available, coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect, and (iii) use all commercially reasonable efforts to keep available the services of their respective current officers, employees and contractors and maintain their relationships and good will with suppliers, customers, landlords, creditors, employees, labor organizations, Governmental Authorities and other Persons having material business relationships with the Companies.

(b)           Without limiting the generality of Section 4.01(a), except as contemplated by this Agreement, prior to the Closing Date, each Seller shall cause the Companies not to, and each of the Companies shall not, without the prior consent in writing of Buyer:

(i)            amend, modify or otherwise change the Organizational Documents of any of the Companies;

(ii)           authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (by the issuance or granting of options, warrants or rights to purchase equity securities of the Companies or any of their Subsidiaries), pledge or otherwise encumber any equity securities of the Companies, any securities exchangeable for or convertible into equity securities of the Companies, or any other securities of the Companies;

(iii)          split, combine or reclassify any equity securities of the Companies or declare, set aside or pay any dividends or make any other distributions (whether in cash, stock or other property) in respect of any securities of the Companies;

(iv)          redeem, purchase or otherwise acquire for any consideration (A) any outstanding equity securities of the Companies or securities carrying the right to acquire, or which are convertible into or exchangeable or exercisable for, with or without additional consideration, such equity securities, (B) any other equity interests of the Companies or (C) any interest in any of the foregoing;

(v)           (A) incur any Indebtedness for borrowed money, (B) guarantee any indebtedness of another Person, (C) enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, (D) make any loan, advance or capital contribution to, or investment in, any other Person or (E) amend, supplement or otherwise modify any of the terms of the credit agreements or any other instrument or agreement evidencing Indebtedness for borrowed money of the Companies;

(vi)          make any acquisition or disposition (or series of related acquisitions or dispositions) of any equity interests in or assets of any entity other than acquisitions of supplies or other assets in the Ordinary Course of Business;

(vii)         make any capital expenditure except for capital expenditures made in the Ordinary Course of Business that, when added to all other capital expenditures made by the Companies since the date of this Agreement do not exceed $100,000;

(viii)        sell, lease, license, mortgage, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its material properties or assets, or any material part of its properties or assets;

(ix)          merge or consolidate with any Person, adopt a plan of complete or partial liquidation, dissolution, bankruptcy, restructuring, recapitalization or other reorganization;

(x)           enter into any employment or similar Contract with, or increase the compensation or benefits of, any employee, director, consultant or other service provider to the Companies, except for increases in compensation and benefits that are required by Applicable Law;

(xi)          adopt, amend or change in any material respect or terminate any Employee Plan except as required by Applicable Law;

(xii)         enter into any Contract that would be required to be listed in Section 5.09 of the Companies’ Disclosure Schedule or amend in any material respect or terminate any Contract listed or described in Section 5.09 of the Companies’ Disclosure Schedule;

(xiii)        make or change any Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the Tax statute of limitations period if such election, adoption, change, amendment, agreement, settlement or consent or other similar action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Companies;

(xiv) settle or compromise any pending or threatened Proceeding;

(xv)         form, create, authorize or acquire any new Subsidiary of the Companies; or

(xvi)        agree, commit or resolve to do or authorize any of the foregoing.

Section 4.02         Notices of Certain Events.  From the date of this Agreement until the Closing, each of the Companies shall promptly notify Buyer of:

(a)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)           any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement and/or the Permits;

(c)           any Proceedings commenced or, to the Companies’ Knowledge, threatened against, relating to or involving or otherwise affecting the Companies, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.10, or that relate to the consummation of the transactions contemplated by this Agreement; or

(d)           any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 3 impossible or unlikely.

No such notice shall be deemed to supplement or amend the Companies’ Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Sellers and/or Companies in this Agreement, or (ii) determining whether any of the conditions set forth in Article 3 have been satisfied.

Section 4.03         Commercially Reasonable Efforts.

(a)           The Companies and each Seller shall use commercially reasonable efforts to cause the conditions set forth in Sections 3.01 and 3.02 to be satisfied on a timely basis, and Buyer shall use commercially reasonable efforts to cause the conditions set forth in Sections 3.01 and 3.03 to be satisfied on a timely basis.

(b)           As promptly as practicable after the execution of this Agreement, each Party to this Agreement (i) shall make all filings (if any) and give all notices (if any) reasonably required to be made and given by such Party in connection with the transactions contemplated by this Agreement, (ii) shall use all commercially reasonable efforts to obtain all consents (if any) required to be obtained from any Governmental Authority by such Party in connection with the transactions contemplated by this Agreement, (iii) give the other Parties prompt notice of the making or commencement of any Proceeding brought by a Governmental Authority or brought by a third party before any Governmental Authority, in each case, with respect to the transactions contemplated hereby, (iv) keep the other Parties reasonably informed as to the status of any such Proceeding and (v) promptly inform the other Parties of any communication to or from any Governmental Authority in connection with any such Proceeding.

(c)           Each Party understands and agrees that the commercially reasonable efforts, as set forth in this Section 4.03, are defined such that neither Buyer nor its Affiliates shall be required to, and the Companies and the Sellers shall not agree to (without the consent of Buyer, which may be withheld in Buyer’s sole and absolute discretion), negotiate, commit to or effect, by consent decree, order, hold separate orders or otherwise, the sale, divestiture or disposition of such of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto or enter into any consent decree, order, accept any undertaking or condition, or otherwise take or to commit to take actions that would limit Buyer’s, the Companies’ or their respective Affiliates’ freedom of action with respect to, or ability to retain, any of their businesses, product lines or assets, or otherwise limit Buyer’s ability to receive the full benefits of this Agreement.

Section 4.04         Access to Information.  Except as required pursuant to any confidentiality agreement or similar Contract between any of the Companies and a third Person or pursuant to applicable Law, during the period beginning on the date hereof and ending at the Closing, the Companies will, (a) provide Buyer and its representatives (that are subject to a written confidentiality agreement with customary restrictions on use and disclosure of information with respect to the Companies) with reasonable access, upon reasonable prior notice and during normal business hours at mutually convenient times and in a manner that does not unreasonably disrupt or interfere with business operations, to the officers, employees, agents and accountants of the Companies and its assets and properties and books and records; (b) furnish Buyer as promptly as practicable with financial and other pertinent information regarding the Companies as may be reasonably requested by Buyer (including the delivery of unaudited monthly financial statements promptly after such financial statements are available each month); and (c) furnish Buyer information related to the Companies required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations and other Applicable Laws; provided, however, that the foregoing shall not require any Company to provide any such access or furnish any such information that in its reasonable judgment would violate any Applicable Law or, in the reasonable judgment of such Company, compromise or constitute a waiver of any attorney-client privilege of such Company.

Section 4.05         Exclusivity.

(a)           ACL and each of the Sellers agrees that, commencing on the date of this Agreement and until the earlier of the Closing or the date on which this Agreement has been terminated by its terms (the “Exclusivity Period”), Buyer shall have the exclusive right to consummate the transactions contemplated by this Agreement.

(b)           Without limiting the generality of the foregoing, each of the Sellers and ACL agrees that, unless this Agreement is terminated by its terms, neither ACL nor any of the Sellers shall, directly or indirectly (and shall not permit the Companies and/or any Person acting on their behalf to), (i) solicit, initiate or encourage the submission of any proposal or offer (an “Acquisition Proposal”) from any Person (including any of its or the Companies’ respective officers, directors, partners, members, shareholders, Affiliates, employees, agents and other representatives) relating to any acquisition of all or a material portion of the assets or Equity Interests of ACL or any capital stock of any of the Companies or (ii) participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing.

(c)           Each of the Sellers represents that it has suspended (and has caused the Companies and/or any Person acting on its behalf to suspend), and shall cease for the duration of the Exclusivity Period, all contacts, discussions and negotiations with third parties (other than Buyer and its Affiliates, agents and representatives) regarding any Acquisition Proposal.  Each of the Companies and the Sellers shall promptly notify Buyer if any such Acquisition Proposal, or any inquiry or contact with any Person with respect thereto (including any Person with whom the Companies or such Seller has already had such discussions), is made after the date hereof.

Section 4.06         Director and Officer Indemnification and Insurance.

(a)           Buyer agrees that for a period of six years after the Closing Date, Buyer shall not, and shall not permit the Companies to, amend, repeal or modify any provision in the Companies’ Organizational Documents relating to the exculpation or indemnification of any officers, directors and managers (unless required by Applicable Law), it being the intent of the Parties that the officers, directors and managers of the Companies shall be entitled to indemnification coverage to the full extent provided by the liability run-off policy referenced in Section 4.06(b) below.

(b)           Prior to the Closing, the Companies shall obtain a prepaid “tail” insurance policy or policies (to be paid as part of the Transaction Expenses) with a claims period of six years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors, officers and managers of ACL then any existing policies, in each case, with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement).

Section 4.07         Section 280G.  If required to avoid the imposition of Taxes under Section 4999 of the Code with respect to any payment or benefit in connection with the transactions contemplated by this Agreement, concurrent with such written notice, the Companies shall obtain and deliver to Buyer waivers, duly executed by each Person who might receive a “parachute payment” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), pursuant to which each such Person shall agree to waive any and all right or entitlement to such payment to the extent the value thereof exceeds three times minus $1 such Person’s “base amount” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined in accordance with Section 280G of the Code and the regulations promulgated thereunder (such payments, the “Excess Parachute Payments”) and deliver to their respective stockholders a disclosure statement intended to satisfy the stockholder approval requirements of Section 280G(b)(5)(B) of the Code, soliciting the consent of its stockholders with respect to all the Excess Parachute Payments.  Buyer shall provide the Companies with all relevant terms of any employment contracts or other arrangements that will be entered with the “disqualified individuals” (as defined in Section 280G(c) of the Code) of the Companies and their Subsidiaries on or around the Closing Date that could result in payments and other terms (including, rights to severances or signing bonuses) that need to be approved (or disclosed) to ensure the disclosure and consent under the previous sentence is valid.  The Companies agree that in the absence of such stockholder approval and provided that recipients of “parachute payments” execute waivers as provided herein, no Excess Parachute Payments shall be made.  The form and substance of all stockholder approval documents contemplated by this Section 4.07, including the waivers, shall be subject to the prior review and reasonable approval of Buyer.

Section 4.08         Employee Matters.

(a)           Buyer agrees that it shall offer to each Employee who is employed by one of the Companies immediately prior to Closing and listed on Section 4.08(a) of the Companies’ Disclosure Schedule continued employment with Buyer (or one of its Affiliates) after the Closing Date.  Each Employee who is employed immediately prior to and continues employment with Buyer (or one of its Affiliates) immediately after the Closing Date (each, a “Company Continuing Employee”) shall, as of the Closing Date, receive full credit for service with such Company prior to the Closing Date for purposes of eligibility to participate, vesting and vacation entitlement under the employee benefit plans, programs and policies of Buyer (or one of its Affiliates) in which such Company Continuing Employee becomes a participant (excluding, for the avoidance of doubt, with respect to any equity awards or incentives granted after the Closing Date); provided, however, that nothing herein shall result in the duplication of any benefits for the same period of service.

(b)           With respect to any employee benefit plan maintained by Buyer or its Affiliates (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employees are determined by Buyer as being eligible to participate in effective as of the Closing, (i) such Company Continuing Employees shall be eligible to participate in such Buyer Benefit Plans, to substantially the same extent as similarly situated employees of Buyer in the same geographic region, pursuant to the terms and conditions of such plans, and (ii) to the extent that service is relevant for eligibility, accrual rates, or benefit levels under any Buyer Benefit Plan, then Buyer shall use commercially reasonable efforts to ensure that such plan shall, for purposes of eligibility, accrual rates, or benefit levels, credit Company Continuing Employees for service with any Company.

(c)           Nothing in this Section 4.08 or elsewhere in this Agreement shall be construed to create a right in any Employee to employment with Buyer or be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote, or demote any Company Continuing Employee after the Closing Date or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, compensation, benefits, or terms or conditions of employment of such Company Continuing Employee.  The employment of each Company Continuing Employee shall be “at will” employment where the Company Continuing Employee is based in the United States.

(d)           Buyer shall not adopt or assume any Benefit Plan or any obligations thereunder and all Liabilities under such Benefit Plans that are not assumed by Buyer shall remain the Liability of the respective Company.  Buyer is not obligated under this Agreement to assume any agreements with a labor organization, work council, employee committee or other similar body.

(e)           Nothing herein express or implied by this Agreement shall confer upon any Company employee or service provider, or legal representative thereof, any third party rights or remedies, including any right to employment or benefits from Buyer for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement.

Section 4.09         Termination of Employee Stock Option Plan.  ACL shall, and each of the Sellers shall cause ACL to terminate its employee stock option plan prior to, or at Closing.

Section 4.10         Enterprise Ireland.  Buyer hereby acknowledges and agrees that, in each instance it is required by the terms hereof to make a payment to a Seller, it shall, to the extent required by the terms of that certain Equity Purchase Agreement, dated as of even date herewith, by and among Buyer, Guarantor, ACL and Enterprise Ireland, make a payment to Enterprise Ireland, in the amounts and in the manner set forth therein.

Section 4.11         Additional Documents and Further Assurances.

(a)           Each Party hereto, at the request of another Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

(b)           Following Closing and pending registration of the Buyer or its nominees as the registered holder of the Equity Interests, each of the Sellers declare that so long as it or any of its nominees remain the registered owner of any of the Equity Interests it will stand and be possessed of same and the dividends and other distributions of profits or surplus or other assets in respect thereof and all rights arising out of or in connection therewith in trust for the Buyer.  To give full effect to the provision of this clause each of the Sellers shall, if requested, at any time on Closing or after give to the Buyer an irrevocable proxy entitling the Buyer to exercise all rights in relation to the Equity Interests which a registered owner thereof can exercise.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

In addition to the representations and warranties set forth in this Article 5, ACL shall provide a Companies’ Disclosure Schedule setting forth any exceptions to, or any disclosures required by, this Article 5 and Article 6.  Any reference in a particular Section of the Companies’ Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on its face to a reasonable person.  Except as set forth in the Companies’ Disclosure Schedule, the Companies represent and warrant to Buyer that the statements contained in this Article 5 are true and correct on the date of this Agreement and shall be true and correct on the Closing Date:

Section 5.01         Organization and Power.  ACL is a limited liability company duly formed and validly existing under the laws of the Republic of Ireland.  Each Company has all requisite corporate (or other applicable) power and corporate (or other applicable) authority to carry on the Business as now conducted in all material respects.  Each Company is qualified or registered to do business as a foreign corporation in each jurisdiction where the nature of its business or operations would require such qualification or registration, except for those jurisdictions where failure to be so qualified would not be material to any of the Companies or the Business.  The Companies have heretofore delivered to Buyer complete and accurate copies of the Organization Documents of the Companies as in effect on the date of this Agreement.

Section 5.02         Authorization.  Each Company has full power and authority to execute, deliver and perform this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The board of managers or directors (or equivalent governing body) of each Company has duly approved this Agreement, and all other Ancillary Agreements to which such Company is a party and have duly authorized the execution and delivery of this Agreement and all other Ancillary Agreements to which such Company is a party and the consummation of the transactions contemplated hereby and thereby.  No other corporate proceedings on the part of any Company is necessary to approve and authorize the execution, delivery or performance of this Agreement or the other Ancillary Agreements to which any Company is a party and the consummation of the transactions contemplated hereby and thereby.  This Agreement and all other Ancillary Agreements to which any Company is a party have been duly executed and delivered by such Company and constitute the valid and binding agreements of such Company, enforceable against such Company in accordance with their terms, except as such validity, binding effect or enforceability may be limited by (A) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Applicable Laws affecting the enforcement of creditors’ rights and (B) general rules of equity.

Section 5.03         Noncontravention.  The execution, delivery and performance of this Agreement and the other Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by each Company do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to modify, terminate or accelerate or cause the modification, termination or acceleration of, any obligation under, (e) result in the creation of any Lien upon the any of the Equity Interests or the assets of any Company, or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Governmental Authority, under (i) the provisions of the Organizational Documents of any Company, (ii) any Material Contract, (iii) any judgment, order or decree to which any of the Companies is subject, or (iv) any law, statute, rule or regulation to which any of the Companies is subject, other than in the cases of clauses (ii)-(iv) as would not reasonably be expected to be, individually or in the aggregate, material to the Companies. In addition, the execution, delivery and performance of this Agreement and the other Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by each Company does not and shall not give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement and the other Ancillary Agreements or to exercise any remedy or obtain any relief under, any Applicable Law or any governmental order to which any Company or the Business, is subject, including by revoking, withdrawing, suspending, cancelling, terminating or modifying any Permit.

Section 5.04         Capitalization.

(a)           Section 5.04 of the Companies’ Disclosure Schedule accurately sets forth the outstanding Equity Interests of each Company.  All of the outstanding Equity Interests of each Company have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal, or similar rights, and are owned of record and beneficially by the Sellers in the amounts as set forth on Section 5.04 of the Companies’ Disclosure Schedule, free and clear of all Liens.  All of the outstanding Equity Interests of each Company were issued in compliance with all Applicable Laws and the Organizational Documents.  Except for this Agreement, there are no outstanding or authorized options, warrants, equity appreciation, phantom equity, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which any Company is a party or which are binding upon the Companies providing for the issuance, disposition or acquisition of any of its equity interests or any rights or interests exercisable therefor.  There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the Equity Interests.  No Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests.

(b)           The Equity Interests owned by the Sellers (and set forth on Section 5.04 of the Companies’ Disclosure Schedule), together with those shares of capital stock of ACL owned by EI, constitute 100% of the outstanding equity interests of ACL.

(c)           Each of APK and ACIL will be directly or indirectly wholly-owned by ACL as of immediately prior to the Closing.

Section 5.05         Subsidiaries.  None of the Companies owns or controls, and none of them has owned or controlled, directly or indirectly, any interest in any other corporation, association, partnership, limited liability company or other entity, nor does any of them have any right or obligation with respect to the ownership or potential ownership thereof.  No Company is a participant in any joint venture or any arrangement to share revenues, profits, expenses, losses or liabilities.  Since their respective formation dates, (a) neither Apica Nominees Ltd., an Irish limited liability company, nor Apica Cardiovascular Technologies, Inc., a Georgia corporation, has engaged in or conducted any business and (b) the sole business conducted by ACIL consists of the purchase of certain Company Intellectual Property.

Section 5.06         Financial Statements.

(a)           Each Company has made available to Buyer and attached hereto as Section 5.06 of the Companies’ Disclosure Schedule are: (i) with respect to ACL, the abridged, and with respect to APK, the unaudited, balance sheet and the related statements of income of such Company as of and for each of the 12-month periods ended December 31, 2012 and 2013, respectively (the “Annual Companies Financial Statements”), and (ii) the unaudited balance sheet and the related statement of income of each of the Companies as of and for the three-month period ended March 31, 2014 (the “Interim Companies Financial Statements” and, together with the Annual Companies Financial Statements, the “Companies Financial Statements”).  Except as set forth therein, the Companies Financial Statements present fairly, in all material respects, the financial position and results of operations of each Company, as of the respective dates and for the respective periods indicated therein (subject in the case of the Interim Companies Financial Statements to normal year-end adjustments).  The unaudited balance sheet of each Company as of March 31, 2014 shall collectively be referred to in this Agreement as the “Current Balance Sheet” and the date thereof shall be referred to in this Agreement as the “Balance Sheet Date.”

(b)           The records and minute books of each Company have been made available to Buyer and accurately and fairly reflect all minutes of meetings, resolutions and other material actions and proceedings of such entities and their members and board of managers or directors (or equivalent governing body) and all committees thereof and all issuances, transfers and redemptions of equity interests of each Company.

(c)           No distress, execution or other process has been levied in respect of ACL which remains undischarged and there is no unfulfilled or unsatisfied judgment or court order outstanding against ACL.

(d)           No receiver or manager has been appointed over the whole or any part of the assets or undertaking of ACL.

(e)           ACL is not insolvent or unable to pay its debts within the meaning of section 214 of the Companies Act 1963 nor has ACL stopped or suspended payment of its debts nor has ACL sought from its creditors significant extensions of time for the payment of its debts.

(f)            No meeting has been convened at which a resolution will be proposed, no resolution has been passed, no petition has been presented and no order has been made for the winding-up of ACL.

(g)           No arrangement or reconstruction has been proposed under section 201 of the Companies Act 1963 in respect of ACL.

(h)           No examiner or interim examiner is, or has been, appointed to ACL under the Companies (Amendment) Act 1990 and there is no petition pending or threatened in respect of such an appointment.

(i)            No order has been made nor are there any facts or circumstances which could give rise to any order being made against ACL under section 140 of the Companies Act 1990.

(j)            ACL has not acquired any property in circumstances which may lead to an application under section 139 of the Companies Act 1990 for an order of the Court on terms contemplated by that section.

(k)           No event analogous to any of the foregoing has occurred outside Ireland.

(l)            No circumstances have arisen which entitle any person to take any action, appoint any person, commence proceedings or obtain any order of the type mentioned in any part of this Section 5.06.

Section 5.07         Absence of Certain Changes.  Since December 31, 2013, and except as contemplated by this Agreement, each Company has conducted its business only in the Ordinary Course of Business and no Company has:

(a)           suffered a Material Adverse Effect;

(b)           suffered any theft, damage, destruction or casualty loss in excess of $10,000 in the aggregate to its assets, whether or not covered by insurance;

(c)           redeemed or repurchased, directly or indirectly, any equity security or declared, set aside or paid any dividends or made any other distributions (whether in cash or in kind) with respect to any of its equity securities;

(d)           issued, sold or transferred any notes, bonds or other debt securities, any equity securities, any securities convertible, exchangeable or exercisable into its equity securities, or options or other rights to acquire its equity securities;

(e)           taken any actions which may compromise the value of any Company or any Company’s assets, including declaring or making any dividend or distribution to the Sellers or any other Person or factoring or selling any accounts receivable;

(f)            borrowed any amount or incurred or become subject to any Indebtedness or other Liabilities, except Current Liabilities incurred in the Ordinary Course of Business and not constituting Indebtedness;

(g)           discharged or satisfied any Lien or paid any Liability (other than Liabilities paid in the Ordinary Course of Business), prepaid any amount of Indebtedness or subjected any portion of its properties or assets to any Lien;

(h)           sold, leased, licensed, assigned or transferred (including, without limitation, transfers to Sellers or any Insider) any of its material tangible or intangible assets (including Intellectual Property Rights, except for non-exclusive licenses to customers in the Ordinary Course of Business) or disclosed any confidential information (other than pursuant to agreements requiring the Person to whom the disclosure was made to maintain the confidentiality of and preserving all rights of any Company in such confidential information);

(i)            waived, canceled, compromised or released any rights or claims of material value, whether or not in the Ordinary Course of Business;

(j)            entered into, amended or terminated any Material Contract or entered into any other material transaction, whether or not in the Ordinary Course of Business, or materially changed any business practice;

(k)           made, granted or promised any bonus or any wage, salary or compensation increase to any director, officer, Employee, sales representative or consultant or made, granted or promised any increase in any employee Benefit Plan or arrangement, or amended or terminated any existing employee Benefit Plan or arrangement or adopted any new employee Benefit Plan or arrangement;

(l)            made any grant or commitment to grant any retention, severance or termination payment to any current or former director, officer, Employee or consultant;

(m)          made any other change or committed to make any other change in employment terms for any of its directors, officers, and Employees or entered into any transaction with any Insider;

(n)           conducted its cash management customs and practices other than in the Ordinary Course of Business (including, without limitation, with respect to maintenance of working capital balances, and reserves, collection of accounts receivable, payment of accounts payable, accrued liabilities and other Liabilities and credit policies);

(o)           made or changed any Tax election, changed an annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any material Tax claim or assessment, consented to any extension or waiver of the Tax statute of limitations period if such election, adoption, change, amendment, agreement, settlement or consent or other similar action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Companies;

(p)           made any capital expenditures that aggregate in excess of $10,000;

(q)           made any loans or advances to, or guarantees for the benefit of, any Persons;

(r)            amended or modified or authorized any amendment or modification in its Organizational Documents;

(s)            instituted or settled any Proceeding;

(t)            granted any performance guarantee to any of its customers;

(u)           acquired any other business or Person (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of its assets or equity or acquired any other material assets; or

(v)           committed or agreed to any of the foregoing.

Section 5.08         No Undisclosed Material Liabilities.  There are no liabilities of any Company, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) as reflected in, reserved against or disclosed in the Current Balance Sheet; (ii) as incurred in the Ordinary Course of Business since the Balance Sheet Date which, individually or in the aggregate, are not material to any of the Companies; and (iii) for liabilities arising from matters disclosed in the Companies’ Disclosure Schedule.

Section 5.09         Material Contracts.

(a)           Section 5.09 of the Companies’ Disclosure Schedule contains a list of all Company Contracts referred to in clauses (i) through (xix), inclusive, of this Section 5.09(a) (each Company Contract required to be disclosed hereunder, a “Material Contract” and, collectively, the “Material Contracts”), complete and accurate copies of which have been made available to Buyer:

(i)            any lease (whether of real or personal property) providing for annual rentals of $10,000 or more;

(ii)           any agreement for the purchase of materials, supplies, goods, services, development, equipment or other assets providing for aggregate payments by any of the Companies of $10,000 or more;

(iii)          any sales, partnering, development or other similar agreement providing for the sale by any of the Companies of products, services or other assets that provides for aggregate payments to the Companies of $10,000 or more;

(iv)          any partnership, joint venture or other similar Contract;

(v)           any Company Contract relating to the acquisition or disposition of any Person or business (whether by merger, sale of stock, sale of assets or otherwise);

(vi)          any Company Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, including any guarantees of such indebtedness), except any such agreement with an aggregate outstanding principal amount not exceeding $10,000 and which may be prepaid on not more than 30 calendar days’ notice without the payment of any penalty;

(vii)         any Company Contract (A) under which any of the Companies has granted or has obtained an option to purchase or acquire, or a right of first refusal or right of first negotiation with respect to the purchase or acquisition of any assets, franchise or similar agreement, (B) pursuant to which any Person has licensed, sublicensed, granted, assigned or conveyed to any of the Companies any right (whether or not currently exercisable), title or interest in any Intellectual Property Rights including any option to obtain any of the foregoing (other than licenses for commercially available software that has not been modified or customized for any of the Companies) (collectively, “Inbound Licenses”) or (C)  pursuant to which one of the Companies has licensed, sublicensed, granted, assigned or conveyed to any Person any right (whether or not currently exercisable), title or interest in, any Intellectual Property Rights including any option to obtain any of the foregoing (collectively, “Outbound Licenses”);

(viii)        any Company Contract that constitutes an agency, dealer, sales representative, distribution, marketing or other similar Contract;

(ix)          any Company Contract that (A) limits the freedom of any of the Companies to compete in any line of business or against any Person or in any area, solicit any customer of any Person, acquire any product or other asset or any services from any other Person or which would so limit the freedom of any of the Companies after the Closing Date; (B)

provides for pricing or other contract terms on a “most favored nations” or similar basis or grants exclusive rights to any customer; (C) that requires an exclusive relationship between any of the Companies and any other Person; or (D) requires any of the Companies to purchase all or substantially all of its requirements for a product or service or a component thereof from a specified supplier;

(x)           any Company Contract that obligates (including through the use of diligent or commercially reasonable efforts or similar undertaking) any of the Companies to develop and/or commercialize or manufacture any product or service, or to transfer any marketing authorization held by any of the Companies;

(xi)          any Company Contract pursuant to which any of the Companies (A) is obligated to make payments to any other Person based upon sales, revenues or profits, or any development, regulatory or commercial or other events, with respect to any Product; or (B) is obligated to provide to any other Person an interest in the sales, profits or revenues of any Product.;

(xii)         any Company Contract with (A) any Seller or between any Company and an Affiliate, (B) any Person, 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by any Seller, or (C) any director or officer of any of the Companies or any of their respective Affiliates or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director or officer;

(xiii)        any indemnification agreements, other than in connection with commercial transactions in the Ordinary Course of Business;

(xiv)        any Company Contract with a Governmental Authority;

(xv)         powers of attorney from any of the Companies;

(xvi)        any other Company Contract not otherwise described in clauses (i) — (xv) above pursuant to which any of the Companies is obligated to make payments or incur costs in excess of $10,000 in any year; or

(xvii)       any other Company Contract or group of other Company Contracts with a Person (or group of affiliated Persons) not otherwise described in clauses (i) — (xvi) above, the breach or termination of which would reasonably be expected to have or result in a Material Adverse Effect.

(b)           (i) Each Material Contract is a valid, binding and in full force and effect and is enforceable, in each case, in all material respects, in accordance with its terms against the applicable Company and, to the Knowledge of the Company, each other party thereto, in each case, except as such validity, binding effect or enforceability may be limited by (A) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Applicable Laws affecting the enforcement of creditors’ rights and (B) general rules of equity, and is in full force and effect; (ii) neither the applicable Company, to the Knowledge of the Companies, any other party thereto, is in default or breach in any material respect under the terms of any such Material

Contract; (iii) to the Knowledge of the Companies, no event or circumstance has occurred that, with notice or lapse of time or both, would reasonably be expected to (1) constitute any event of material default under any Material Contract; (2) give any Person the right to declare a material default or exercise any material remedy under any Material Contract, (3) give any Person the right to accelerate the maturity or performance of any Material Contract, or (4) give any Person the right to cancel, terminate or modify any Material Contract; (iv) no Company has received any written notice or other written communication regarding any actual or alleged material violation or material breach of, or material default under, any Material Contract; (v) no Company has waived any of its respective material rights under any Material Contract; (vi) no Company is participating in any active discussions to amend the terms of any Material Contract other than in the Ordinary Course of Business; (vii) no Person has given written notice of its desire to renegotiate any amounts paid or payable to any of the Companies under any Material Contract or any other material term or provision of any Material Contract; and (viii) no Person has threatened in writing to terminate or refuse to perform its obligations under any Material Contract.  Complete and accurate copies of each Material Contract have been made available to Buyer.

(c)           Section 5.09(c) of the Companies’ Disclosure Schedule sets forth the names of each partners, service provider, supplier or customers to whom any of the Companies paid or received greater than $50,000 in respect of services, products or materials provided to or from the Companies during the year ended December 31, 2013 and during the three-months ended March 31, 2014.  Since December 31, 2013, none of the partners, service providers, suppliers or customers listed in Section 5.09(c) of the Companies’ Disclosure Schedule has notified either of the Companies that it is canceling, materially reducing or otherwise terminating its business with the Companies or that it is rejecting any purchase order submitted by any Company or that it intends to cancel, reduce or otherwise terminate its relationship with the Companies or to reject any purchase order that has been or will be submitted by any Company.

(d)           No Company Contracts of the type referred to in clauses (i) and (ii) below are effective or binding on any Company as of the Closing Date and no such Company Contracts are being negotiated by any Company as of the Closing Date:

(i)            Company Contracts that limit the freedom of any of the Companies to (A) develop, manufacture, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person or (B) perform services for any Person; and

(ii)           Company Contracts pursuant to which any of the Companies is obligated to supply any Product in each case whether as of the date of this Agreement or as of a future date, including upon the occurrence of any future event.

(e)           Under the License Agreement by and among Emory University (“Emory”), Georgia Tech Research Corporation (“GTRC”) and ACL, dated October 8, 2010 (the “Emory/GTRC License Agreement”), neither Emory nor GTRC nor any Inventor (as such term is defined in the Emory/GTRC License Agreement) has provided any Company with any notice of any Improvement (as such term is defined in the Emory/GTRC License Agreement).

(f)            Under the Emory/GTRC License Agreement, (i) to the Companies’ Knowledge, none of the Intellectual Property Rights licensed by Emory and/or GTRC to ACL were generated, conceived or reduced to practice using government funding and (ii) none of the Companies has ever received any written notice or other communication from any Person asserting that any of the Intellectual Property Rights licensed by Emory and/or GTRC to ACL were generated, conceived or reduced to practice using government funding.

(g)           All data and know-how generated by GTRC using funds received from the Georgia Research Alliance VentureLab Award dated July 16, 2012 (for Project No. GRA.VL13.B2) are included within the scope of the license granted from Emory and GTRC to ACL pursuant to the Emory/GTRC License Agreement.

(h)           No patentable inventions were generated, conceived or reduced to practice by the University of Louisville pursuant to either of the following agreements: (i) the Services Agreement between the University of Louisville and ACL, dated April 2, 2013 and (ii) the Services Agreement between the University of Louisville and APK, dated April 12, 2013.

(i)            None of the Companies has experienced any material supply problems relating to obtaining supply of Products or materials and components used in and for the Products, including any nonconformance of supplied Products, materials or components with the applicable specifications, any failure to timely supply such Products materials or components, or any rejected purchase orders for such Products, materials or components.

Section 5.10         Litigation.  Other than the matter set forth on Schedule 5.10 of the Companies’ Disclosure Schedule, there is no action, suit, investigation, claim, arbitration, inquiry, review or proceeding by or before any Governmental Authority (“Proceeding”) pending against, or to the Knowledge of the Companies, threatened against or affecting any of the Companies or any of the Companies’ properties before any arbitrator or any Governmental Authority which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, could reasonably be expected to (i) result in a loss to any of the Companies, (ii) have a Material Adverse Effect or (iii) in any manner challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.  To the Knowledge of the Companies, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as the basis for the commencement of any Proceeding.  There is no order, writ, injunction, judgment or decree to which the Companies, or any of the assets owned or used by the Companies, is subject.  To the Knowledge of the Companies, no officer of any of the Companies or other Employee is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other Employee from engaging in or continuing any conduct, activity or practice relating to the Business.

Section 5.11         Compliance with Laws and Court Orders.

(a)           No Company is in violation of, nor has violated, any Applicable Law including: (i) any Applicable Laws governing the research, development, approval, quality systems, manufacture, storing, testing, sale, labeling, marketing, advertising, promotion, recordkeeping, reporting, vigilance, establishment registration and product listing, or distribution of the Products and the purchase or ordering of or reimbursement for the Products by any Governmental Authority, private health plan or entity, or individual, and (ii) any Applicable Laws governing health care fraud, false claims, patient and consumer protection, unfair trade practices, and professional licensure.  No Company has received any written notices or other written communication, or any other written information, at any time, of any actual or alleged: (A) violation, failure to comply with, delinquency or investigation for violation of any Applicable Laws, and, to the Knowledge of the Companies, no event has occurred, and no condition or circumstance exists, that could (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by any Company of, or a failure on the part of any Company to comply with, any Applicable Law, except to the extent such violations, individually or in the aggregate, would not have a Material Adverse Effect; or (B) obligation on the part of any Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.  No Company nor, to the Knowledge of the Companies, any director of any Company has received any notices or correspondence from the Irish Director of Corporate Enforcement. The Irish Director of Corporate Enforcement has not made any request for information under section 15 of the Companies Act 1990 or any direction under sections 16 or 19(1) of that Act to any Person in respect of any Company or the ownership of any of its shares or debentures.  No director of any Company has become a person to whom section 150 of the Irish Companies Act 1990 applies.  If no director of any of the Companies is resident in a Member State of the EEA, a bond under section 43(3) of the Companies (Amendment) (No 2) Act 1999 is in place or a certificate under section 44 of the Companies (Amendment) (No 2) Act 1999 is in force in respect of that Company.

(b)           Except as set forth in Section 5.11(b) of the Companies’ Disclosure Schedule, no Seller has made any voluntary or involuntary self-disclosure to any Governmental Authority or representative thereof (including an independent review organization) regarding any material non-compliance with any Applicable Law.

(c)           Except as set forth in Section 5.11(c) of the Companies’ Disclosure Schedule, no vigilance report or medical device report with respect to any Product developed by or on behalf of the Companies has been reported as of the date of this Agreement and, to the Companies’ Knowledge, there are no facts, circumstances, or conditions that would reasonably be expected to form the basis for a requirement that such a report should be filed.

(d)           No investigational device exemption filed by or on behalf of any Company with any Regulatory Authority has been terminated or suspended prior to completion by such Regulatory Authority, and, to the Knowledge of the Companies, no Regulatory Authority has commenced or threatened in writing to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of any Company, except where such terminations, delays, suspensions or investigations would not reasonably be expected to have a Material Adverse Effect.

(e)           No Company is subject of any pending or, to the Knowledge of the Companies, threatened investigation in respect of its Products or proposed products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or similar policies of other Governmental Authorities.  Except as set forth in Section 5.11(e) of the Companies’ Disclosure Schedule, neither the Companies nor, to the Knowledge of the Companies, in connection with their service as such, any director, officer, agent, employee or other person acting on behalf of any Company has used any corporate funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures related to political activity to government officials or others. No Company nor, to the Knowledge of the Companies, in connection with their service as such, any director, officer, agent, employee or other person acting on behalf of any of the Companies, has accepted or received any unlawful contributions, payments, gifts or expenditures. To the Knowledge of the Companies, no director or officer of any of the Companies has, directly or indirectly, made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review, or examination of the financial statements with respect to any Company.

(f)            All preclinical and clinical trials being conducted by or on behalf of any Company that have been submitted to any Governmental Authority, including all Regulatory Authorities, in connection with any Permit, are being or have been conducted in compliance in all material respects with the experimental protocols, procedures and controls required pursuant to Applicable Law including those regulating good laboratory practices, good clinical practices, financial disclosure requirements, the use and disclosure of individually identifiable health information.  To the Knowledge of the Companies, none of the clinical investigators participating in any trials of any Company has been or is disqualified, restricted from participating in such trials or otherwise sanctioned by any Governmental Authority.  No Company has received any written notices, written correspondence or other written communication from any Governmental Authority requiring the termination or suspension of any clinical trials conducted by, or on behalf of, any Company or in which any Company has participated.

(g)           (i) All design and development activities with respect to the Products have been, and continue to be conducted in compliance in all material respects with the applicable provisions of Regulatory Authority requirements pertaining quality systems, and (ii) all manufacturing operations conducted by any Company with respect to Products are, have been, and continue to be conducted in compliance in all material respects with all Applicable Laws.  Each Company, and, to the Knowledge of the Companies, each third party assembler, sterilizer and manufacturer of Products is in material compliance with all Applicable Laws and certifications held by the Companies governing quality systems, manufacturing processes and all other Applicable Laws governing those third parties’ activities.

(h)           (i) No Company has voluntarily or involuntarily issued or caused to be issued, and to the Companies’ Knowledge, there are no facts that would require any Company under any Applicable Law to issue or cause to be issued, any recall notice, market withdrawal notice, safety notice, or other similar notice or action disclosing an alleged material defect or lack of safety or efficacy of any Product, (ii) each Product in current commercial distribution is designed, manufactured, prepared, assembled, packaged, labeled, sterilized, stored, installed, serviced, and processed in compliance in all material respects with applicable quality laws or standards, including ISO 13485, as applicable, and (iii) each Company is in compliance, in all material respects, with the written procedures, record-keeping and reporting requirements for vigilance reporting.

(i)            Each Company has delivered or otherwise made available to Buyer true and correct copies of each investigational device exemption, all written requests for additional information and written responses thereto from any Regulatory Authority, in each case received or provided by a Company with respect to the Products.

(j)            Except as set forth in Section 5.11(j) of the Companies’ Disclosure Schedule, no Product Liability Claims have been submitted or, to the Companies’ Knowledge, threatened against any Company or in respect of any Product.

(k)           None of the Companies, nor, to the Companies’ Knowledge,  any of their respective officers, directors, employees, agents, or their respective contractors has been debarred pursuant to the FDCA, excluded from a U.S. federal health care program, debarred from U.S. federal contracting, or convicted of or pled nolo contendere to any felony.

(l)            Except as set forth in Section 5.11(l) of the Companies’ Disclosure Schedule: (i) all material reports, documents, claims, Permits and notices required to be filed, maintained or furnished to any Governmental Authority by any of the Companies has been filed, maintained and furnished, as applicable; (ii) all such reports, documents, claims, Permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing); (iii) there have not been any material false statements or omissions or other material violations of any Applicable Laws in connection with any Company’s prior product development or marketing efforts; and (iv) there are no Proceedings relating to any Company.

(m)          Except as set forth in Section 5.11(m) of the Companies’ Disclosure Schedule, no Company has applied for nor received any grant, subsidy or financial assistance of any kind from any Governmental Authority.  No Company is in receipt of any payment, guarantee, financial assistance or other aid from a Governmental Authority that was not, but should have been, notified to the European Commission under Article 108 of the Treaty on the Functioning of the European Union for decision declaring such aid to be compatible with the common market, or which has been found to be incompatible with the common market.

(n)           Prior to the date hereof, each Company has made available to Buyer true and correct copies of all material outstanding Governmental Orders in force on the date hereof specifically applicable to any Company.

Section 5.12         Leases and Properties.

(a)           Each Company has good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets has valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on such Company’s Current Balance Sheet or acquired after such Company’s Balance Sheet Date, except for properties and assets sold since such Company’s Balance Sheet Date in the Ordinary Course of Business consistent with past practice.  None of such property or assets is subject to any Lien, except for Permitted Liens.

(b)           To the Knowledge of the Companies, there are no events affecting any such property or assets pending or threatened, which could reasonably and materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets.

(c)           Section 5.12(c) of the Companies’ Disclosure Schedule sets forth a list of all real property leased, subleased, licensed or otherwise occupied by any of the Companies (the “Leased Real Property”).  All Leased Real Property is leased or subleased by a Company pursuant to the leases or other agreements also listed in Section 5.12(c) of the Companies’ Disclosure Schedule (the “Leased Real Property Leases”).  Each Leased Real Property Lease is in full force and effect against one of the Companies, and, to the Knowledge of the Companies, against each other party thereto, and is unmodified.  One or more of the Companies has a good and valid leasehold interest in each Leased Real Property, free and clear of Liens except for Permitted Liens.  No Company is, and, to the Knowledge of the Companies, no other Person party thereto is, in material default under any Leased Real Property Lease, and no Company has received written notice of any breach or default thereunder, or cancellation or termination thereof. There are no conditions, events or circumstances which with notice or lapse of time, or both, would constitute a breach or default by any Company or, to the Knowledge of the Companies, any other party thereto, under any Leased Real Property Lease. Each Company has made available to Buyer a complete and accurate copy of each Leased Real Property Lease, including any amendments thereto.

(d)           No Company owns any real estate plants, buildings or structures.  The equipment and the structures and fixtures on the Leased Real Property owned by the Companies have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), and are adequate and suitable for their present uses.

(e)           The Leased Real Property constitutes all real property held or used by the Companies to conduct, operate or manage the Business.

Section 5.13         Intellectual Property.

(a)           Ownership or Control.  The Companies exclusively own or possess valid licenses to all right, title and interest in and to the Company Intellectual Property free and clear of any Liens.  Each item of Intellectual Property owned by or licensed to any Company immediately prior to the Closing will be owned by or licensed to such Company immediately following the Closing.

(b)           Products and Services.  Section 5.13(b) of the Companies’ Disclosure Schedule accurately identifies as of the date of this Agreement each Product.

(c)           Registered IP.  Section 5.13(c) of the Companies’ Disclosure Schedule accurately identifies as of the date of this Agreement (i) each patent or registration (including copyright, trademark, service mark and design) that has been issued to or is otherwise owned by or licensed to any Company with respect to any Intellectual Property, (ii) each pending patent application or application for registration that any Company has made or otherwise owns or has a license to with respect to any Intellectual Property (such items identified in (i) and (ii)

collectively, “Company Registered IP”), (iii) the jurisdiction in which each item of Company Registered IP has been registered or filed and the applicable application, registration, or serial or other similar identification number, (iv) any other Person that has an ownership interest in any item of Company Registered IP and the nature of such ownership interest and (v) all material unregistered Intellectual Property Rights owned by or licensed to the Companies and used in connection with the Companies’ products or services.  The Companies have provided to Buyer complete and accurate copies of all applications, written correspondence and notes or summaries of oral correspondence with Governmental Authorities related to each such item of Company Registered IP.

(d)           Invention Assignment Agreements. Each Person who is or was an Employee, officer, director, consultant or contractor of any of the Companies or any of their respective Affiliates and who is or was involved in the creation or development of any Company Intellectual Property has assigned to one of the Companies all Intellectual Property Rights that such Person may have or had to such Company Intellectual Property and has waived (to the extent waivable under Applicable Law) any rights that such Person may have or had in the Company Intellectual Property that cannot be assigned as a matter of law (such as moral rights).  No current or former shareholder, officer, director, consultant, contractor or Employee of one of the Companies or any of their respective Affiliates has any claim, right (whether or not currently exercisable) or ownership interest in any Company Intellectual Property.  To the Knowledge of the Companies, no Employee, consultant or contractor of any of the Companies is (i) bound by or otherwise subject to any Contract restricting such Employee from performing their duties for the Companies or (ii) in breach of any Contract with any current or former employer or other Person concerning Intellectual Property Rights or confidentiality due to their activities as an Employee, consultant or contractor of the Companies.

(e)           Registration; Validity.  All Company Registered IP is valid, subsisting and enforceable.  The Companies and licensors have made all filings and payments and taken all other actions required to be made or taken to maintain each item of Company Registered IP in full force and effect by the applicable deadline and otherwise in accordance with all Applicable Laws.  No interference, opposition, reissue, reexamination, or other Proceeding is or since January 1, 2011 has been pending or, to the Knowledge of the Companies, threatened, in which the scope, validity or enforceability of any Company Registered IP is being or has been contested or challenged.  Each item of Company Registered IP is in compliance with all Applicable Laws.  No application for a patent or a material copyright, or trademark registration or any other type of material Company Registered IP filed by or on behalf of any of the Companies or their respective licensors at any time since January 1, 2011 has been abandoned, allowed to lapse or rejected.  The Companies have not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Company Registered IP.  The Companies and, to the Knowledge of the Companies, their licensors and their patent counsel have complied with their duty of candor and disclosure and have made no material misrepresentations in the filings submitted to the applicable Governmental Authorities with respect to any patents or patent applications included in the Company Registered IP.  To the Knowledge of the Companies, no trademark or trade name owned, used or applied for by the Companies conflicts or interferes with any trademark or trade name owned, used, and applied for by any other Person.  To the Knowledge of the Companies, no event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any material trademark (whether registered or unregistered) owned, used or applied for by the Companies.  Section 5.13(e) of the Companies’ Disclosure Schedule sets forth a detailed listing with respect to each item of Company Registered IP and all actions, filings and payment obligations due to be made to any Governmental Authority within 180 calendar days following the date hereof in order to avoid abandonment of such Company Registered IP. There are no products being sold or licensed by or on behalf of the Companies that are covered by a patent, trademark or copyright included in the Company Intellectual Property in jurisdictions that require such products to have been accurately marked with the notice in order to collect damages.

(f)            Third Party IP and Inbound Licenses.  Part A of Section 5.13(f) of the Companies’ Disclosure Schedule accurately identifies (i) the corresponding Intellectual Property Rights licensed to any of the Companies pursuant to each Inbound License; and (ii) whether the license rights, and interests so granted or conveyed to a Company under such Inbound License are exclusive or non-exclusive. With respect to each item of Intellectual Property required to be listed or otherwise set forth in Part A of Section 5.13(f) of the Companies’ Disclosure Schedule, except as otherwise set forth in Part B of Section 5.13(f) of the Companies’ Disclosure Schedule, (i) such Company has a license to such item free and clear of any Lien other than Permitted Liens, (ii) to the Knowledge of the Companies, such item is not subject to any Order; (iii) to the Knowledge of Companies, no Proceeding is pending or is threatened in writing that challenges the validity, enforceability, inventorship, patentability, claim construction, use or ownership of or such Company’s license or similar right to such item; and (iv) none of the Companies has granted any sublicense relating to such item.  None of the Companies is obligated to pay any Person any royalties, fees, commissions or other amounts for the use or enforcement of any Intellectual Property owned by or licensed to one of the Companies other than as provided in a Contract listed in Section 5.13(f) of the Companies’ Disclosure Schedule.

(g)           Outbound Licenses.  Section 5.13(g) of the Companies’ Disclosure Schedule accurately identifies the Intellectual Property Rights licensed by any Company pursuant to each Outbound License and whether the licenses, rights, and interests so granted under such Outbound License are exclusive or non-exclusive.  The Companies are not bound by, and no Company Intellectual Property is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Companies to use, exploit, assert, or enforce any Company Intellectual Property anywhere in the world.

(h)           Infringement of Company Intellectual Property.  To the Knowledge of the Companies, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company Intellectual Property.  The Companies have not brought or threatened to bring any Proceeding for infringement, misappropriation, or violation of any Company Intellectual Property.

(i)            Effect of Transaction.  Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions or agreements contemplated by this Agreement will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare:  (i) a loss of limitation on or Lien on, any right, title or interest in or to any Company Intellectual Property; (ii) a breach of, termination of or acceleration or modification of any right or obligation under any Material Contract; (iii) the release, disclosure or delivery of any Company Intellectual Property by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Intellectual Property Right.

(j)            Sufficiency.  The Companies own or otherwise has the right to use all Intellectual Property Rights used in or necessary for the conduct the Business as currently conducted or as proposed to be conducted.

(k)           Non-infringement.  The Companies have not (i) to the Knowledge of the Companies, infringed, (ii) misappropriated or (iii) otherwise violated any Intellectual Property Right of any other Person.  The operation of the Businesses as currently conducted or as proposed to be conducted has not, does not and to the Knowledge of the Companies, will not (1) violate, infringe, misappropriate or unlawfully use any Intellectual Property Right of any third party, (2) constitute any contributory infringement of or inducement to infringe, misappropriate or unlawfully use any Intellectual Property Right of any third party, or (3) constitute unfair competition or unfair trade practices under the laws of any jurisdiction.  There is no substantial basis for a claim that the operation of the business of the Companies (A) is violating, infringing, misappropriating or unlawfully using or has violated, infringed on, misappropriated or unlawfully used any Intellectual Property Right of a third party, (B) constitutes or has or will constitute any contributory infringement of or inducement to infringe, misappropriate or unlawfully use any Intellectual Property of any third party, or (C) constitutes or has or will constitute unfair competition or unfair trade practices under the laws of any jurisdiction; provided, however, that the representations in this sentence, to the extent applicable to infringement (including contributory infringement and inducement to infringe) are to the to the Knowledge of the Companies.  No infringement, misappropriation or similar claim or Proceeding is pending or, to the Knowledge of the Companies threatened in writing, against either of the Companies or any Person who may be entitled to be indemnified or reimbursed by either of the Companies to such claim or Proceeding.  The Companies have not received any written notice or other written communication relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person.

(l)            Development Obligations.  The Companies have no unfulfilled obligation under any Contract to develop or provide any deliverables for a third party.

(m)          Funding Sources.  Except as set forth in Section 5.13(m) of the Companies’ Disclosure Schedule, (i) no funding, facilities or personnel of any public or private university, college or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property; and (ii) to the Knowledge of the Companies, no current or former employee, consultant or independent contractor of such Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property has performed related or similar services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for such Company.

(n)           Standards Bodies.  None of the Companies is, nor has ever been, a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate such Company to grant or offer to any other Person any license or right to any Company Intellectual Property.

(o)           Litigation Matters.  The Companies have provided Buyer with all information in their possession or control that is related to the matter set forth on Section 5.10 of the Companies’ Disclosure Schedule or any reasonably foreseeable dispute between the parties described therein and the Company(ies). To the Knowledge of the Companies, all such information provided to the Companies pursuant to this Section 5.13(o) is true, accurate and complete.

(p)           Privacy:

(i)            Information Security/Internal Policies and Procedures.  Each Company has in place and has taken steps reasonably designed to assure material compliance with its data security policies and procedures, copies of which have been made available to Buyer (the “Security Policies”).

(ii)           Information Security; Third Party Storage and Handling; Confidentiality.  The Companies take steps reasonably designed to ensure that all material Contracts with third parties that have access to Personal Data include requirements with respect to such third party’s handling of Personal Data that are materially consistent with the Security Policies and otherwise sufficient to meet the Companies’ obligations under Privacy and Security Laws and the Companies’ other material contractual obligations, including any confidentiality obligations.  None of the Companies is in material breach of any material contractual obligation to secure or otherwise safeguard Personal Data it receives in connection with the provision of its products and services.

(iii)          Information Security; No Unauthorized Access or Acquisition.  Except as set forth in Section 5.13(p)(iii) of the Companies’ Disclosure Schedule, to the Knowledge of the Companies, the Companies have not experienced any breach of security or other unauthorized access by any Person (including Employees) or any other third party to the confidential or proprietary information, including personally identifiable information, such as Personal Data, in the Companies’ possession, custody or control.  With respect to any matter disclosed in Section 5.13(p)(iii) of the Companies’ Disclosure Schedule, the Companies have made all notifications to customers, individuals and any relevant Governmental Authority required to be made by the Companies by any Privacy and Security Laws.

(iv)          Privacy Policy and Practices.  True and correct copies of all applicable current internal and customer or user-facing privacy policies of the Companies have been made available to Buyer.  The Companies have complied in all material respects with all Privacy and Security Laws.

(v)           Privacy Practices.  To the Knowledge of the Companies, no material written complaint, audit, Proceeding or investigation has been received by either of the Companies from (A) any private party or (B) any Governmental Authority, with respect to any breach of any Privacy and Security Laws and/or the collection, use or disclosure of Personal Data.

Section 5.14         Information Technology.

(a)           All IT Systems used by any Company in the Business are owned by, or licensed or leased to, such Company.  All contracts, licenses and leases relating to the IT Systems are listed in Section 5.14 of the Companies’ Disclosure Schedule (other than “off-the-shelf” commercial software programs having an acquisition price or annual payments of less than $10,000 whose non-availability or impairment would not result in a Material Adverse Effect). The Companies are the legal and beneficial owner of, or have contractual rights to use the IT Systems free from Liens, except for Permitted Liens, and have not, in the 12 months prior to the date of this Agreement, received written notice from a third party alleging that any Company is in default under licenses or leases relating to the IT Systems.

(b)           The IT Systems have been maintained and supported in compliance with any applicable contractual and legal requirements.

(c)           Each Company has in effect commercially reasonable disaster recovery plans, procedures and facilities for its business and has taken commercially reasonable steps to safeguard the security and the integrity of its IT Systems.  To the Knowledge of the Companies, there have been no unauthorized intrusions or breaches of the security with respect to the IT Systems.

(d)           Each Company implements commercially reasonable measures designed to prevent the introduction into its IT Systems of viruses, bugs or other things that distort the proper functioning of its IT Systems.

Section 5.15         Insurance Coverage.

(a)           Section 5.15(a) of the Companies’ Disclosure Schedule sets forth a complete list of all insurance policies or binders of fire, liability, workers’ compensation, motor vehicle, directors’ and officers’ liability, property, casualty, life and other forms of insurance owned by any Company or under which any Company or its assets or properties are insured (regardless of whether the premiums are paid by such Company) (collectively, the “Company Policies”).  Each Company has made available to Buyer correct and complete copies of such policies and binders and all pending applications for any such policies or binders.

(b)           To the Knowledge of the Companies, all Company Policies are in full force and effect.  No written notice of cancellation or termination, or other indication that any such policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder, has been received by any Company.  As of the date of this Agreement, with respect to the Company Policies, there are no pending claims against such insurance by either of the Companies or any of their respective Subsidiaries as to which the insurers have denied coverage.

Section 5.16         Licenses and Permits.

(a)           Section 5.16 of the Companies’ Disclosure Schedule correctly describes each Permit together with the name of the Governmental Authority issuing such Permit.  The Permits are valid and in full force and effect and no Company is in material default under (and no condition exists that with notice or lapse of time or both would constitute a material default under) any Permit (including: (i) all such Permits under the FDCA, and the regulations of the FDA promulgated thereunder or under any similar Applicable Law or authorization of any other applicable Governmental Authority, if any, and (ii) all such Permits by any Governmental Authority that is concerned with the quality, identity, safety, efficacy, marketing, developing or manufacturing of the Products marketed by any Company), and, to the Knowledge of the Companies, none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement.

(b)           Neither Company has received (A) any notice that any Governmental Authority has commenced or may commence any action to withdraw any material Permit or to limit the ability of any Company to manufacture, market or distribute any Product (including without limitation, any Governmental Authority notice of adverse inspection; finding of any material deficiency; finding of any material non-compliance; compelled or voluntary recall, suspension or discontinuation; penalty; corrective or remedial action or other compliance or enforcement action; shutdown or import or export prohibition; warning letter or untitled letters from the FDA or similar correspondence or notices or actions from any other Governmental Authority asserting noncompliance with: (1) any Applicable Law relating to a Company’s Product, Permit, or manufacturing site, or (2) other requests or requirements of a Governmental Authority); or (B) any notice that a Company is under investigation with respect to any material violation of, or any obligation to take material remedial action under, any applicable Permits.  To the Knowledge of the Companies, neither the FDA nor any other Governmental Authority is considering any such adverse action described in this paragraph.

(c)           All applications, notifications, submissions, information and data utilized as the basis for or submitted in connection with any requests for a Permit, when submitted to the Regulatory Authority, were correct and complete as of the date of submission, and to the Knowledge of the Companies, any necessary or required updates, changes, corrections or modification to such applications, notifications, submissions, information and data have been submitted to the Regulatory Authority.  No Company has made any materially false statements on, or material omissions from, the applications, approvals, reports nor other submissions to any Governmental Authority or from any other records and documentation prepared or maintained to comply with the requirements of any Governmental Authority relating to the Products.

Section 5.17         Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Companies who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.18         Labor Matters.

(a)           With respect to employees of the Companies in Ireland, except as set forth in Section 5.18(a) of the Companies’ Disclosure Schedule, none of the Companies is a party to, or bound by, any collective bargaining agreement or other works council, trade union, labor association or collective labor contract (individually and collectively, a “Labor Agreement”) with respect to its employees, nor is any such Labor Agreement presently being negotiated, nor is there any duty on the part of any of the Companies to bargain or consult with any labor organization, trade or labor union, employees’ association or similar organization representing any of its employees (collectively, “Labor Organizations”) in Ireland, and there are no Labor Organizations representing, purporting to represent, or, the Knowledge of the Companies, seeking to represent any employees in Ireland.  Except as set forth in Section 5.18(a) of the Companies’ Disclosure Schedule, none of the Companies is involved in or, to the Knowledge of Companies, threatened with or reasonably anticipating any work stoppage, strike, grievance, industrial relations dispute or material labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the employees of the Companies in Ireland.

(b)           With respect to U.S. employees, neither of the Companies is a party to, or bound by, any Labor Agreement, nor is any such Labor Agreement presently being negotiated, nor is there any duty on the part of either of the Companies to bargain or consult with any Labor Organization in the U.S., and there are no Labor Organizations representing, purporting to represent, or, the Knowledge of the Companies, seeking to represent any employees in the U.S.  None of the Companies is involved in or, to the Knowledge of the Companies, threatened with any work stoppage, strike, grievance or material labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the U.S. employees.

(c)           Except as set forth in Section 5.18(c) of the Companies’ Disclosure Schedule, each of the Companies is, and at all times has been, in compliance in all material respects with all applicable laws, contracts, orders, rulings, decrees, judgments, arbitrations, awards of any arbitrator or Governmental Authority and any and all other obligations due to or in connection with (i) any current or former independent contractor or consultant of the Companies and (ii) any current or former employees or their employment or anybody representing them.  There are no sums owing to any current or former independent contractor or consultant of the Companies or to any current or former employee other than reimbursements of expenses in accordance with the applicable Company’s policies and wages or consulting/contracting fees for the applicable current salary or work period.  To the Knowledge of the Companies, no employee is, was or could reasonably be deemed to be or have been improperly classified as exempt under applicable wage and hour laws.  To the Knowledge of the Companies, no employee intends to terminate his or her employment with the Companies (or any successor entity) at any time within the twelve (12) month period following the date of this Agreement, nor has any such employee threatened or expressed any intention to do so.

(d)           Section 5.18(d)(i) of the Companies’ Disclosure Schedule contains a list of all employees of the Companies in Ireland as of the date of this Agreement and Section 5.18(d)(ii) of the Companies’ Disclosure Schedule contains a list of all current employees of the Companies in the U.S. as of the date of this Agreement.  The Companies have made available to Buyer, with respect to each of the employees listed on Sections 5.18(d)(i) and 5.18(d)(ii) of the Companies’ Disclosure Schedule, a true, accurate and complete description of such employee’s: (i) hire date, (ii) job title, (iii) rate of pay or annual salary, (iv) any other compensation payable to such employee or to which such employee is eligible (including housing allowances, transportation allowances, compensation payable pursuant to bonus, deferred compensation, incentive compensation or commission arrangements or other compensation, mandatory or contractual end-of-service and/or severance (including redundancy) benefits or payments), (v) each Benefit Plan in which such employee participates or is eligible to participate; (vi) accrued but unused vacation or paid time off; (vii) visa status, if applicable; (viii) notice entitlements; and (ix) any promises or binding commitments made to them with respect to changes or additions to their compensation or benefits. Except as set forth on Sections 5.18(d)(i) and 5.18(d)(ii) of the Companies’ Disclosure Schedule, there is no current employee of any of the Companies who is not fully available to perform work because of disability or other leave.  None of the Companies has offered to any person a contract of employment or Contract for consultancy or independent contractor services that remains unaccepted, and no such Contract has been signed that is due to commence after the date of this Agreement.  Each Company has maintained, in accordance with applicable Law, full and accurate records regarding the employment of each of its current and former employees and officers.

(e)           Except as set forth in Section 5.18(e) of the Companies’ Disclosure Schedule, the employment of each of the current employees of the Companies is terminable by the applicable employer, in the case of employees of the Companies in the U.S., at will, and in the case of employees of the other Companies, by the service of no more than one (1) month notice.  The Companies have made available to Buyer accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the employees.

(f)            Section 5.18(f)(i) of the Companies’ Disclosure Schedule contains a template form of Contract of employment in respect of all employees of the Companies in Ireland and Section 5.18(f)(ii) of the Companies’ Disclosure Schedule contains a template form of Contract of employment in respect of all employees of the Companies in the U.S.  Except as set forth in Section 5.18(f)(i) and Section 5.18(f)(ii) of the Companies’ Disclosure Schedule, all employees have signed Contracts of employment that have terms and conditions that are consistent, in all material respects, with such template Contracts of employment.

(g)           Section 5.18(g) of the Companies’ Disclosure Schedule contains copies of the contracts of employment (or consulting contracts, as applicable) of Key Employees/Key Consultants, or where no contract of employment or no consulting contract is available, a detailed schedule of applicable terms and conditions for such Key Employee/Key Consultant.

(h)           Each Company has made available to Buyer accurate and complete copies of all agreements entered into between such Company and any independent contractor or consultant.  Section 5.18(h) of the Companies’ Disclosure Schedule accurately sets forth, with respect to each Person who is or was, at any time since May 1, 2010, an independent contractor or consultant of either of the Companies:  (i) the name of such independent contractor or consultant, the Company with which such independent contractor or consultant is or was under contract and the date as of which such independent contractor or consultant was originally hired by such Company; (ii) a description of such independent contractor’s or consultant’s performance objectives, services, duties and responsibilities; (iii) the aggregate amount of the compensation (including all payments or benefits of any type) received by such independent contractor or consultant from the applicable Company with respect to services performed in the last twenty-four (24) months; (iv) the terms of compensation of such independent contractor or consultant; and (v) any governmental authorization that is held by such independent contractor or consultant and that relates to or is useful in connection with the businesses of the applicable Company.  To the Knowledge of the Companies, no independent contractor or consultant to the Companies intends to terminate his or her relationship with any of the Companies (or any successor entity) at any time within the 12 month period following the date of this Agreement, nor has any such independent contractor or consultant expressed any intention to do so.

(i)            No current or former Person serving as an independent contractor or consultant of any of the Companies could reasonably be deemed to be a misclassified employee of one of the Companies or otherwise deemed an employee of the Companies. No current or former independent contractor or consultant of any of the Companies is, or has been, eligible to participate in any Benefit Plan. None of the Companies has ever had any temporary, leased employees or co-employment employees that were not treated and accounted for in all respects as employees of the Companies.

Section 5.19         Employee Benefit Plans.

(a)           General.  Set forth in Section 5.19(a) of the Companies’ Disclosure Schedule is a complete listing of all of the following maintained, contributed to, or required to be contributed to by any Company, or with respect to which any Company has any present or future liability, contingent or otherwise:

(i)            With respect to all U.S. Benefit Plans, any “employee welfare benefit plan” or “employee pension benefit plan” (as those terms are respectively defined in Sections 3(1) and 3(2) of ERISA), other than a multiemployer plan (as that term is defined in Section 4001(a)(3) of ERISA); or

(ii)           any plan, program, policy, arrangement or agreement, whether formal or informal, written or unwritten, related to or concerning employment, retirement or deferred compensation, incentive compensation, stock, stock options, share appreciation rights, unemployment compensation, vacation pay, sick pay, maternity or pay while on other forms of leave, severance (including redundancy), notice or termination pay, salary continuation, change in control, retention, bonus arrangement, health benefits, profit-sharing, death or disability or any other fringe benefit arrangements for any current or former employee, director, consultant or agent of any Company.

(b)           Plan Documents and Reports.  Each Company has provided or made available to Buyer a true and correct copy of each of the documents embodying the plans, programs, policies and arrangements listed in Section 5.19(a) of the Companies’ Disclosure Schedule (collectively, the “Benefit Plans”).  Each Company has provided or made available to Buyer a true and correct copy of (i) the most recent summary plan description and other material written communications by such Company to its employees concerning the extent of the benefits provided under each Benefit Plan; (ii) the most recent U.S. Internal Revenue Service determination letter or opinion or advisory letter with respect to each Benefit Plan to the extent applicable; (iii) any related trust agreement or other funding instrument; (iv) a summary of any proposed amendments or changes anticipated to be made to the Benefit Plans at any time within the twelve months immediately following the date hereof; and (v) for the three most recent years (A) with respect to all U.S. Benefit Plans, the Form 5500 and attached schedules, (B) financial statements, if any, and (C) actuarial valuation reports, if any.  The Benefit Plans which are maintained for the benefit of current or former U.S. employees, directors, consultants or agents are collectively referred to as “U.S. Benefit Plans”.  The Benefit Plans which are maintained for the benefit of current or former Non-U.S. employees, directors, consultants or agents and which are exempt from ERISA by reason of Section 4(b)(4) thereof are collectively referred to herein as “Foreign Benefit Plans.”

(c)           Compliance With Laws; Liabilities.  As to all U.S. Benefit Plans that are intended to be qualified under Section 401(a) of the Code, each such U.S. Benefit Plan is the subject of a favorable determination letter or is entitled to rely on an advisory or opinion letter from the U.S. Internal Revenue Service or a request for a favorable determination letter has been timely filed with the U.S. Internal Revenue Service.  Except as disclosed in Section 5.19(c) of the Companies’ Disclosure Schedule, (i) all Benefit Plans have been administered in all material respects in accordance with their terms and in compliance in all material respects with the requirements of Law applicable thereto, including ERISA and the Code if applicable; (ii) there are no actions, suits or claims (other than routine claims for benefits) pending or threatened involving or relating to any Benefit Plan; (iii) to the Knowledge of the Companies, no facts or circumstances exist that could give rise to any such actions, suits or claims, (iv) no Company has any liability under any Benefit Plan for providing post-retirement medical, health or life benefits, other than, in respect of the U.S. Benefit Plans, to the extent required to provide group health plan continuation coverage under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or Applicable Law; (v) no Company nor any its respective directors, officers, employees and agents have engaged in any non-exempt transaction prohibited by ERISA or by Section 4975 of the Code with respect to any U.S. Benefit Plan that could reasonably be expected to result in the imposition of a penalty or tax, or other liability; (vi) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any Company Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, and (vii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending or threatened.  All contributions, reimbursements, premium payments and other payments required to have been made under or with respect to each U.S. Benefit Plan as of or prior to the date hereof have been made on a timely basis in accordance with Applicable Law.

(d)           Benefit Plans subject to Title IV of ERISA.  Section 5.19(d) of the Companies’ Disclosure Schedule lists each U.S. Benefit Plan that is subject to Title IV of ERISA and the amount of unfunded benefit liabilities (as such term is defined in Section 4000(a)(18) of ERISA) for such plan as of the most recent valuation date preceding the date of this Agreement.  With respect to any U.S. Benefit Plan that is subject to Title IV of ERISA:

(i)            there has been no reportable event (as described in Section 4043 of ERISA), other than events for which the 30 day notice period has been waived;

(ii)           no steps have been taken to terminate any such plan;

(iii)          there has been no withdrawal (within the meaning of Section 4063 of ERISA) of a “substantial employer” (as defined in Section 4001(a)(2) of ERISA);

(iv)          no event or condition has occurred which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of or the appointment of a trustee to administer any such plan; and

(v)           as of the Closing Date, the assets of each such U.S. Benefit Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such U.S. Benefit Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent applicable actuarial valuation reports

(e)           Multiemployer Plans.  No U.S. Benefit Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and no U.S. Benefit Plan has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan, including but not limited to any withdrawal liability under Title IV of ERISA which remains unsatisfied.

(f)            Multiple Employer Plan.  With respect to all U.S. Benefit Plans, set forth in Section 5.19(f) of the Companies’ Disclosure Schedule is a complete listing of each “multiple employer plan,” as defined in Section 4063 or 4064 or ERISA, in which any Company is a participating employer. Each participating employer has timely made all required contributions to each such multiple employer plan.

(g)           Foreign Benefit Plans.  Except as set forth in Section 5.19(g) of the Companies’ Disclosure Schedule: (i) each Foreign Benefit Plan is, and has been established, registered (where required), qualified, administered, funded (where required) and invested in compliance with the terms thereof and all applicable Laws, (ii) with respect to each Foreign Benefit Plan, all required filings and reports have been made in accordance with the timelines stipulated by the relevant Governmental Authorities, (iii) all obligations of each Company under each Foreign Benefit Plan (whether pursuant to the terms thereof or any applicable Laws) have been satisfied, and there are no outstanding defaults or violations thereunder by any Company, (iv) full payment has been made in a timely manner of all amounts which are required to be made as contributions, payments or premiums to or in respect of any Foreign Benefit Plan under applicable Laws or under any Foreign Benefit Plan, (v) no event has occurred with respect to any Foreign Benefit Plan which would result in the revocation of the registration with the Pensions Board or approval by the Irish Revenue Commissioners of any registered Foreign Benefit Plan, or which would entitle any Person (without the consent of the sponsor of such Foreign Benefit Plan) to wind up or terminate any such Foreign Benefit Plan, in whole or in part, or could otherwise reasonably be expected to have an adverse effect on the tax status of any such Foreign Benefit Plan, (vi) no contribution holidays have been taken under any of the Foreign Benefit Plans, (vii) none of the Companies is under any obligation to pay pensions, gratuities, superannuation allowances, death or disability benefits to any past or present employee or officer of any Company who is employed in Ireland or any dependent or beneficiary of any such Person, (viii) no proposal has been announced, to any Employee based in Ireland, to pay such benefits or to establish or contribute to any scheme for the provision of such benefits and (ix) none of the Companies has infringed Section 121 of the Pensions Act 1990.

(h)           Except as set forth in Section 5.19(h) of the Companies’ Disclosure Schedule, the execution and delivery of this Agreement, and consummation of the Transactions will not (either along or upon the occurrence of any additional or subsequent events) constitute an event under any Benefit Plan that will: (i) result in any payment (whether severance, notice or termination pay or otherwise), or acceleration, vesting or increase in compensation or benefits with respect to any employee, current or former independent contractor, consultant (or similar relationship) or director of any Company (each a “Service Provider”); (ii) limit or restrict the right of any Company to merge, amend or terminate any of the Benefit Plans; or (iii) cause any Company to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award. No contractual commitments, undertakings or representations have been made or given to any Service Provider regarding the continued operation, extension, amendment or replacement of or grants of awards or benefits under any Benefit Plan.

(i)            There has been no amendment to, written interpretation of or announcement by any Company relating to, or any change in employee participation or coverage under, any Benefit Plan that would increase the expense of maintaining such Benefit Plan above the level of the expense incurred in respect thereof for the current fiscal year.

(j)            Except as set forth in Section 5.19(j) of the Companies’ Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will result in any “parachute payment” (within the meaning of Section 280G of the Code) that is subject to the imposition of an excise Tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code.

(k)           Each Benefit Plan that is subject to Section 409A and/or Section 457A of the Code has been operated and administered in compliance with Section 409A and Section 457A of the Code, as applicable.

Section 5.20         Environmental Matters.

(a)           No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no Proceeding is pending or, to Knowledge of the Companies, threatened by any Governmental Authority or other Person with respect to any matters relating to any Company or the Business and relating to or arising out of any Environmental Law.  There are no liabilities or obligations of or relating to any Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law or any Hazardous Substance, and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability or obligation.  No Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any property now or previously owned, leased or operated by any Company. Each Company is and has at all times since January 1, 2009 been in compliance with all Environmental Laws and has obtained and is in compliance with all Environmental Permits; such Environmental Permits are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

(b)           There has been no environmental investigation, study, audit, test, review or other analysis conducted of which any of the Companies or any Seller has Knowledge in relation to the current or prior business of the Companies or any property or facility now or previously owned, leased or operated by the Companies which has not been made available to Buyer at least ten calendar days prior to the date hereof.

Section 5.21         Tax Matters.

(a)           Each Company has timely filed with the appropriate Taxing Authority all income and other material Tax Returns required to be filed.  All such Tax Returns are complete and accurate in all material respects.  All Taxes due and owing by any Company (whether or not shown on any Tax Return) have been timely paid.  No Company is currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made in writing by an authority in a jurisdiction where any Company does not file Tax Returns that any Company is or may be subject to Tax by that jurisdiction.

(b)           The unpaid Taxes of each Company do not, as of the Balance Sheet Date of such Company, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such Company’s Current Balance Sheet (rather than in any notes thereto). Since the applicable Company’s Balance Sheet Date, no Company has incurred any liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)           Each Company has delivered or made available to Buyer complete and accurate copies of all federal, state, local, and foreign Tax Returns of such Company for all open Tax years.

(d)           No deficiencies for Taxes with respect to any Company have been claimed, proposed or assessed in writing by any Taxing Authority.  No Tax Proceeding for or relating to any liability in respect of Taxes of any Company is pending or, to the Knowledge of the Sellers or the Companies, has been threatened.  No Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such waiver or extension.  No power of attorney with respect to any Taxes of any Company has been executed or filed with any Taxing Authority.

(e)           There are no Liens for Taxes (other than Permitted Liens for Taxes) on any assets of any Company.

(f)            No Company will be required to include any item of income in, or exclude any deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date; (ii) change in method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in section 7121 of the Code executed on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date, or (v) any election made pursuant to Section 108(i) of the Code on or prior to the Closing Date.

(g)           There are no Tax Sharing Agreements with respect to or involving any Company, and, after the Closing Date, no Company shall be bound by any such Tax Sharing Agreements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(h)           No Company nor any predecessor has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was one of the Companies or such predecessor) or any similar group for federal, state, local or foreign Tax purposes.  No Company has any liability for the Taxes of any Person (other than Taxes of such Company) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

(i)            Each Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, stockholder or other third party.

(j)            No Company (i) is a partner for Tax purposes with respect to any joint venture, partnership or other arrangement or Contract which is treated as a partnership for Tax purposes; (ii) owns a single member limited liability company which is treated as a disregarded entity for Tax purposes; (iii) is a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code; or (iv) is a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(k)           APK has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the United States.

(l)            No Company has entered into any transaction that is a “reportable transaction” as defined in Treasury Regulations Sections 1.6011-4.

(m)          No Company is engaged in a trade or business in a jurisdiction other than the jurisdiction in which it was organized.

(n)           No Company is subject to any gain recognition agreement under Section 367 of the Code.

(o)           ACL has never been a passive foreign investment company within the meaning of Sections 1291 through 1297 of the Code, and has not had any Subpart F income.

(p)           ACL has at all times been resident in Ireland, and has not been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement) other than Ireland.  ACL does not have a permanent establishment in any other jurisdiction and is not liable to pay and has at no time incurred any liability to Tax chargeable under the laws of any jurisdiction other than Ireland.

(q)           ACL is registered in Ireland for PAYE and has properly operated the PAYE system (including in relation to social insurance), has complied with each reporting obligation in connection with benefits provided to its directors, employees, former directors and former employees and has complied with all its obligations in relation to the maintenance of records.

(r)            ACL:

(i)            is registered for the purposes of VAT, has been so registered at all times that it has been required to be registered by VAT legislation, and such registration is not subject to any conditions imposed by or agreed with the relevant Taxing Authority;

(ii)           has complied fully with and observed the terms of VAT legislation;

(iii)          has maintained, obtained and issued at all times complete, correct and up-to-date records, invoices and other documents (as the case may be) appropriate or requisite for the purposes of VAT legislation and has preserved such records, invoices and other documents in such form and for such periods as are required by VAT legislation;

(iv)          obtains credit for all input tax paid or suffered by it, save where such input credit is disallowed by law;

(v)           is not and has not been treated as a member of a group for the purposes of VAT legislation, and has not applied for such treatment; and

(vi)          is not and has not been subject under VAT legislation to any penalty, fine or surcharge, or any warning or notice which could (whether with or without other events) lead to the imposition of any penalty, fine or surcharge, and has not been required to give any security as a condition of making supplies for the purposes of VAT.

(s)            All documents, chargeable with stamp duty or any similar tax and in respect of which each Company is an accountable person or has otherwise (including by contract) become liable to discharge the stamp duty or similar tax and has been duly stamped with the appropriate amount of stamp duty or similar tax, paid within the applicable time period, except to the extent that an exemption or relief from stamp duty has been granted in respect thereof.

(t)            Notwithstanding anything to the contrary in this Agreement, the Companies do not make any representation or warranty as to the amount of, or limitations on, any net operating losses, Tax credits or other Tax attributes of the Companies, and no representation or warranty contained in this Section 5.21 shall be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) ending after the Closing Date.

Section 5.22         Foreign Corrupt Practices Act.  No Company nor, to the Knowledge of the Companies, any agent, Employee or other Person acting on behalf of any Company has, directly or indirectly, in violation of any Applicable Law related to anti-corruption or bribery, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.  No Company has any pending or anticipated disclosures to any Governmental Authority for (i) violations or (ii) facts or circumstances that would constitute a violation, in each case, of any Applicable Law related to anti-corruption or bribery.  To the Knowledge of the Companies, there have been no violations by and Company, or any of its officers, directors or employees of Applicable Laws related to anti-corruption or bribery that have been discovered by or brought to the attention of any Company in the past three years.

Section 5.23         Other Agreements.  No Company nor any equityholder of any Company has any legal obligation, absolute or contingent, to any other Person to sell such Company, its business, assets or any portion thereof or to sell any equity interests of such Company or to effect any merger, consolidation or other reorganization of such Company or to enter into any agreement with respect thereto, except pursuant to this Agreement.

Section 5.24         No Other Representations.  Except as expressly set forth in Section 5, none of the Companies or the Sellers, nor any of their respective agents, employees or representatives have made, nor are any of them making any representation or warranty, written or oral, express or implied, in respect of any Company, or their respective businesses, including any representations and warranties about the accuracy or completeness of any information or documents previously provided, and any such other representations or warranties are hereby expressly disclaimed. Buyer expressly acknowledges and agrees that neither it, nor any of its agents, employees or representatives is relying on any other representation or warranty of the Sellers, the Companies or any of its agents, employees or representatives, including regarding the accuracy or completeness of any such other representations and warranties, whether express or implied.  Notwithstanding the foregoing, the Companies hereby acknowledge that during the course of the due diligence investigation of the Companies conducted by or on behalf of Buyer in connection with Buyer’s consideration of the Transactions, the Companies have provided information and made statements to Buyer and its representatives regarding the Companies and their business, operations, financial condition and other matters.  Buyer understands and hereby acknowledges and agrees that neither Buyer nor any other Indemnified Party shall have any right to file, bring or make (and hereby expressly waives to the fullest extent allowable under Applicable Law the right to file, bring or make) any lawsuit or other claims against any Seller under this Agreement or otherwise as a result of any inaccuracies in any such information or statements unless and solely to the extent that such information or statements (a) are the subject of an express representation and warranty set forth in this Section 5 or (b) Buyer can demonstrate the commission of actual fraud or an intentional misrepresentation by or on behalf of a Company when such information or such statements were provided or otherwise made.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller severally represents and warrants to Buyer that the statements contained in this Article 6 are true and correct on the date of this Agreement and shall be true and correct on the Closing Date:

Section 6.01         Authorization.  Such Seller has full power, authority and legal capacity and has taken all action necessary to enter into this Agreement and the other Ancillary Agreements to which such Seller is a party and to perform its obligations hereunder and thereunder.  This Agreement and the other Ancillary Agreements to which such Seller is a party have been duly executed and delivered by such Seller and constitute the valid and binding agreements of such Seller, enforceable in accordance with their respective terms, except as such validity, binding effect or enforceability may be limited by (A) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Applicable Laws affecting the enforcement of creditors’ rights and (B) general rules of equity.

Section 6.02         Noncontravention.  Neither the execution and the delivery of this Agreement and the other Ancillary Agreements to which such Seller is a party, nor the consummation of the transactions contemplated hereby and thereby, shall (a) conflict with, result in a breach of any of the provisions of, (b) constitute a default under, (c) result in the violation of, (d) give any third party the right to terminate or to accelerate any obligation under, (e) result in the creation of any Lien upon the Equity Interests owned by such Seller, or (f) require any authorization, consent, approval, execution or other action by or notice to or declaration to, or filing with any Governmental Authority, under the provisions of (i) any Contract to which such Seller is bound or affected, (ii) any judgment, order or decree to which such Seller is subject, or (iii) any law, statute, rule or regulation to which such Seller is subject.

Section 6.03         Equity Interests.  Such Seller holds of record and owns beneficially the Equity Interests set forth opposite such Seller’s name on Schedule I, and at the Closing such Seller will transfer to Buyer good and marketable title to such Equity Interests, in each case free and clear of any Liens, restrictions on transfer (other than any restrictions under the Securities Act and applicable state securities laws), options, warrants, rights, calls, commitments, proxies or other contract rights.  Except as set forth on Section 5.04 of the Companies’ Disclosure Schedule, such Seller is not a party to any option, warrant, Contract, call, put or other agreement or commitment providing for the disposition or acquisition of any Equity Interests of any Company (other than this Agreement).  Such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Equity Interests of any Company.

Section 6.04         Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of such Seller who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 6.05         Litigation.  There is no Proceeding pending against, or to the knowledge of such Seller threatened against or affecting, such Seller before any arbitrator or any

Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that Buyer that the statements contained in this Article 7 are true and correct on the date of this Agreement and shall be true and correct on the Closing Date:

Section 7.01         Organization and Power.  Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and the other Ancillary Agreements to which Buyer is a party and perform its obligations hereunder and thereunder.

Section 7.02         Authorization.  The execution, delivery and performance of this Agreement and the other Ancillary Agreements to which Buyer is a party have been duly and validly authorized by all requisite corporate action on the part of Buyer, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.  This Agreement constitutes, and each of the other Ancillary Agreements to which Buyer is a party shall when executed constitute, a valid and binding obligation of Buyer, enforceable in accordance with their terms, except as such validity, binding effect or enforceability may be limited by (A) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Applicable Laws affecting the enforcement of creditors’ rights and (B) general rules of equity.

Section 7.03         Governmental Authorization.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than compliance with any applicable requirements of the Exchange Act.

Section 7.04         Noncontravention.  Buyer is not subject or party to any Applicable Law, or rule or regulation of any Governmental Authority, or any Contract, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement and the other Ancillary Agreements to which Buyer is a party.

Section 7.05         Litigation.  There is no Proceeding pending against, or to the Knowledge of Buyer threatened against or affecting, Buyer before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 7.06         Purchase for Investment.  Buyer is acquiring the Equity Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all Applicable Law, including United States federal securities laws.  Buyer agrees that the Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended (the “Securities Act”) and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws.

Section 7.07         Finders’ Fees.  There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of Buyer who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 8
TAX MATTERS

Section 8.01         Tax Returns and Tax Characterization; Allocation.  Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed, on a basis consistent with the Companies’ past practice, all Tax Returns of the Companies for all taxable periods that end on or before the Closing Date, and for all Straddle Periods, that are filed after the Closing Date.  At least fifteen Business Days prior to the due date (taking into account any extension) for the filing of any such Tax Return, Buyer shall provide the Sellers’ Representative a copy of each such Tax Return, for the Sellers’ Representative’s review and comment, which comments Buyer shall consider in good faith; provided that Buyer shall not file such Tax Returns without the prior consent of the Sellers’ Representative which shall not be unreasonably withheld, conditioned or delayed.  Buyer shall be entitled to receive from the Escrow Amount any amount shown as due on such Tax Returns and allocable to the Pre-Closing Tax Period within ten Business Days of a request by Buyer.  For purposes of the preceding sentence, Taxes for Straddle Periods shall be allocated in the manner set forth in Section 8.04.

Section 8.02         Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value-added and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax) (collectively, “Transfer Taxes”) shall be borne by Buyer and shall be paid by Buyer when due.  Buyer and the Sellers’ Representative shall join in the execution of any documentation applicable to the payment of any Transfer Taxes.

Section 8.03         Cooperation on Tax Matters.  Buyer and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return, any audit, litigation or other Proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Buyer and the Sellers agree (a) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any Pre-Closing Tax Period for a period of at least seven years following the Closing Date, and to abide by all record retention agreements entered into with any Taxing Authority and (b) to deliver or make available to Buyer, within 60 calendar days after the Closing Date, copies of all such books and records.

Section 8.04         Straddle Period Taxes.  With respect to any Straddle Period, the portion of any Tax that relates to the Pre-Closing Tax Period shall (a) in the case of any Property Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (b) in the case of any other Tax, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date; provided that, in determining such amount, exemptions, allowances or deductions that are calculated on a periodic basis, such as the deduction for depreciation, shall be taken into account on a pro-rated basis in the manner described in clause (a) above.

Section 8.05         Tax Proceedings.

(a)           Buyer and the Companies, on the one hand, and the Sellers and the Sellers’ Representative, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes of the Companies in respect of which indemnification may be sought pursuant to Article 10 (any such inquiry, claim, assessment, audit or similar event, a “Tax Proceeding”).  Any failure to so notify the other party of any Tax Proceeding shall not relieve such other party of any liability with respect to such Tax Proceeding except to the extent such party was actually prejudiced as a result thereof.

(b)           The Sellers’ Representative shall control the conduct of any Tax Proceedings relating to a taxable period that ends on or prior to the Closing Date.  Buyer shall have the right to participate in any such Tax Proceedings at its own expense, and the Sellers’ Representative shall not consent to any settlement thereof without the prior written approval of the Buyer, which shall not be unreasonably withheld or delayed.  Buyer shall control any Tax Proceedings relating to Straddle Periods.  The Sellers’ Representative shall have the right to participate at its own expense in any such Tax Proceedings, and Buyer shall not consent to any settlement thereof without the prior written approval of the Sellers’ Representative, which shall not be unreasonably withheld or delayed.

Section 8.06         Amended Tax Returns.  Buyer shall not amend, modify or otherwise change any Tax Returns of the Companies relating to any Pre-Closing Tax Period or Straddle Period without the prior written consent of the Sellers’ Representative, which written consent shall not be unreasonably withheld or delayed.

Section 8.07         Tax Refunds.  Any Tax refunds that are received by Buyer or the Companies, and any amounts credited against Tax of Buyer or the Companies, that represent a refund of Taxes with respect to a Pre-Closing Tax Period of the Companies shall be for the account of the Sellers and Buyer shall pay over to the Sellers’ Representative any such refund or the amount of any such credit within fifteen (15) Business Days after receipt or entitlement thereto (for the avoidance of doubt, such amounts owed to Sellers would not include tax credits received by the Company pursuant to the provisions of sections 766 and 766A of the Taxes Consolidation Act 1997 of Ireland as amended).

Section 8.08         Purchase Price Adjustment.  Any amount paid by the Sellers or Buyer under Section 2.04, Article 8 or Article 10 will be treated as an adjustment to the Aggregate Purchase Price (including by Buyer and the Sellers on their respective Tax Returns) for Tax purposes to the extent permitted under Applicable Law.

Section 8.09         Exclusivity.  To the extent any provision of this Article 8 conflicts with any provision of Article 10, this Article 8 shall control.

ARTICLE 9
TERMINATION

Section 9.01         Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written consent of the Sellers’ Representative (on behalf of the Sellers), on the one hand, and Buyer, on the other hand;

(b)           by the Sellers’ Representative (on behalf of the Sellers) if there has been a material misrepresentation or breach on the part of Buyer of any of its representations, warranties or covenants set forth in this Agreement and such misrepresentation or breach is not cured within five calendar days after notice thereof is received by the Buyer or if events have occurred which have made it impossible to satisfy a condition precedent to the Sellers’ obligations to consummate the transactions contemplated hereby unless a Seller’s or the Companies’ breach of this Agreement has caused the condition to be unsatisfied;

(c)           by Buyer if there has been a material misrepresentation or breach on the part of any Seller or the Companies of any of their representations, warranties or covenants set forth in this Agreement and such misrepresentation or breach is not cured within five calendar days after notice thereof is received by such Seller or the Companies, as applicable, or if events have occurred which have made it impossible to satisfy a condition precedent to Buyer’s obligations to consummate the transactions contemplated hereby unless Buyer’s breach of this Agreement has caused the condition to be unsatisfied; or

(d)           by the Sellers’ Representative (on behalf of the Sellers), on the one hand, or Buyer, on the other hand, if the Closing has not occurred on or prior to August 31, 2014; provided, that neither Buyer nor the Sellers’ Representative shall be entitled to terminate this Agreement pursuant to this Section 9.01(d) if such Party’s or Parties’ breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time.

Section 9.02         Effect of Termination.  In the event of termination of this Agreement by either the Sellers’ Representative, on the one hand, or Buyer, on the other hand, as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any Party to any other Party or its Affiliates, managers, directors or officers under this Agreement, except for the provisions of Article 11 (other than Sections 11.01(a), 11.02 and 11.05) shall continue in full force and effect and except that nothing herein shall relieve any Party from liability for any breach of this Agreement prior to such termination.

ARTICLE 10
SURVIVAL; INDEMNIFICATION

Section 10.01       Survival of Representations and Covenants.  The representations and warranties of the Parties contained in this Agreement shall survive until the termination of the General Escrow Period; provided, that (a) the representations and warranties contained in

Section 5.21 (Tax Matters) shall survive until the date that is 30 calendar days after the applicable statute of limitations for such representations and warranties expires, and (b) the representations and warranties contained in Sections 5.01 (Organization and Power), 5.02 (Authorization), 5.03 (Noncontravention), 5.04 (Capitalization), 5.05 (Subsidiaries) and 5.17 (Finders’ Fees) (collectively, the “Company Fundamental Representations”) and in Sections 6.01 (Authorization), 6.02 (Noncontravention), 6.03 (Equity Interests) and 6.04 (Finders’ Fees) (collectively, the “Seller Fundamental Representations”), in each case, shall survive 20 years; provided, further, that any claim that is properly asserted in writing pursuant to this Article 10 prior to the expiration of the survival period applicable to such representation or warranty set forth above shall survive until such claim is finally resolved and satisfied.  The representations and warranties of Buyer contained in this Agreement or in any certificate delivered pursuant to this Agreement shall terminate at the Closing.  All covenants and other agreements contained in this Agreement shall survive the Closing in accordance with their respective terms.  It is the express intent of the Parties that, if the applicable survival period for an item as contemplated by this Section 10.01 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby.  The Parties further acknowledge that the time periods set forth in this Section 10.01 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

Section 10.02       Indemnification by the Indemnifying Parties.

(a)           Subject to other provisions of this Article 10, each Indemnifying Party, jointly and severally, up to the amount remaining in the Escrow Account, and each Indemnifying Party severally and not jointly, thereafter in accordance with their respective Applicable Indemnification Percentages, hereby agrees to indemnify, defend and hold harmless, and agrees to pay on behalf of or reimburse the Indemnified Parties from and against any and all Damages which an Indemnified Party suffers, sustains or incurs after the Closing based upon or resulting from (and regardless of whether or not such Damages relate to any third party claims):

(i)            any breach of any of the representations or warranties made by any of the Companies in this Agreement or in any certificate delivered by any of the Companies pursuant to the terms of this Agreement, including the Company Closing Certificate (excluding any Company Fundamental Representations and the representations and warranties contained in Section 5.21 (Tax Matters), which are addressed in clause (ii) below);

(ii)           any breach of any Company Fundamental Representations or any of the representations or warranties contained in Section 5.21 (Tax Matters);

(iii)          any breach of or failure to perform, on or prior to the Closing, any covenant or agreement made by any Company in this Agreement;

(iv)          any breach of any of the representations or warranties made by such Seller in this Agreement (excluding any Seller Fundamental Representations, which are addressed in clause (v) below);

(v)           any breach by such Seller of a Seller Fundamental Representation;

(vi)          any breach of or failure to perform any covenant or agreement made by such Seller in this Agreement;

(vii)         any Transaction Expenses or Indebtedness of any Company to the extent not fully discharged at the Closing and that have not been applied to reduce the calculation of the Closing Payment Amount;

(viii)        any Indemnified Taxes; and

(ix)          the matter set forth on Schedule 5.10 of the Companies’ Disclosure Schedule.

(b)           For purposes of Sections 10.02(a)(i), (ii), (iv) and (v), the determination of the aggregate amount of Damages alleged to have been incurred (but not, for the avoidance of doubt, the determination of whether the alleged breach giving rise to such alleged Damages has, in fact, occurred) shall be determined without regard to any qualification based on materiality, Material Adverse Effect or similar qualifier contained in such representation or warranty.  Additionally, a Party’s entitlement to indemnification pursuant to this Agreement will not be affected by any examination made for or on behalf of any of the Parties or the knowledge of any of their respective officers, directors, Affiliates, employees, agents or representatives.  Buyer shall take and shall cause each Company to take all reasonable steps to mitigate any Damage as required by applicable Law upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

Section 10.03       Limitations on Liability.

(a)           Notwithstanding the provisions of this Article 10 (other than this Section 10.3), no Indemnifying Party shall have any indemnification obligations for Damages under Sections 10.02(a)(i) or (iv) unless and until the aggregate amount of all such Damages exceeds an amount equal to $500,000 (the “Basket Amount”); provided, that from and after such time as the total amount of Damages actually incurred by the Indemnified Parties under Sections 10.02(a)(i) or (iv) exceeds the Basket Amount then the Indemnifying Parties shall be liable for all Damages, including the initial $500,000.

(b)           Notwithstanding anything to the contrary contained herein but, in each case, subject to the limitations set forth in this Agreement, the Indemnified Parties’ sole recourse with respect to indemnifiable claims for Damages under Sections 10.02(a)(i) and (iv) and Section 10.01(a)(ix), shall be to the amount then available in the Escrow Account (as the balance may be adjusted from time to time pursuant to, and in accordance with the terms hereof).  Notwithstanding anything to the contrary herein, Buyer’s sole right of indemnification with respect to claims for indemnification arising under Section 10.01(a)(ix) (absent fraud or intentional misrepresentation) shall be limited to claims against the Escrow Account in cumulative amounts not to exceed, in the aggregate, $5,000,000.  Furthermore, absent fraud or willful misrepresentation, (i) in no event will any Seller be liable for any Damages of the Indemnified Parties in an amount in excess of the proceeds actually received by such Seller on account of the sale by such Person of its Equity Interests hereunder and (ii) in no event will any

Seller that is not an Indemnifying Party, EI or any Option Holder be liable for any Damages in excess of the product of their Applicable Post-Closing Consideration Percentage multiplied by the then current balance of the Escrow Account.

(c)           The amount of any Damages incurred by any Indemnified Parties shall be reduced by the amount such Indemnified Parties actually recovered from any insurer or other Person then liable for such Damages (net of the aggregate amount of any costs incurred to recover any such amounts plus any resulting increase in any applicable insurance premium).  An Indemnified Party shall use its commercially reasonable efforts to pursue, and to cause its Affiliates to pursue, all insurance claims to which it may be entitled in connection with any Damages it incurs.

(d)           If any Indemnified Parties receive any amounts under insurance coverage or from any Person with respect to Damages sustained at any time subsequent to any payment to such Indemnified Parties pursuant to this Article 10, then such Indemnified Parties shall promptly reimburse the applicable Indemnifying Parties (to an account designated by such Indemnifying Parties) for any payment made up to such amount received under insurance coverage with respect to such Damages.

Section 10.04       Claims Procedure.

(a)           If an Indemnified Party determines in good faith that such Indemnified Party has a bona fide claim for indemnification pursuant to this Article 10, then Buyer (on behalf of any Indemnified Party) may deliver to the Sellers’ Representative a certificate signed by any officer of Buyer (a “Claim Certificate”):

(i)            stating that an Indemnified Party has a claim for indemnification pursuant to this Article 10;

(ii)           to the extent possible, contain a good faith non-binding, preliminary estimate of the amount to which such Indemnified Party claims to be entitled to receive, which shall be the amount of Damages such Indemnified Party claims to have so incurred or suffered or could reasonably be expected to incur or suffer; and

(iii)          specifying in reasonable detail (based upon the information then available) the material facts known to the Indemnified Party giving rise to such claim.

Subject to this Article 10, no delay in providing such Claim Certificate shall affect an Indemnified Party’s rights hereunder, unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby.

(b)           At the time of delivery of any Claim Certificate, the Indemnified Party shall deliver a duplicate copy of such Claim Certificate to the Escrow Agent (on behalf of itself or any other applicable Indemnified Party).

(c)           If the Sellers’ Representative in good faith objects to any claim made in any Claim Certificate, then such party shall deliver a written notice (a “Claim Dispute Notice”) to the other parties during the 30 calendar day period commencing upon receipt by the Sellers’

Representative of the Claim Certificate.  The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made in the relevant Claim Certificate.  If no Claim Dispute Notice is delivered prior to the expiration of such 30 calendar day period, then (i) each claim for indemnification set forth in such Claim Certificate shall be deemed to have been conclusively determined in the relevant Indemnified Party’s favor for purposes of this Article 10 on the terms set forth in the Claim Certificate and (ii) as applicable, and subject to the limitations contained in this Article 10, if any funds remain in the Escrow Account, then Buyer and Sellers’ Representative shall promptly direct the Escrow Agent to deliver cash from the Escrow Account to Buyer in accordance with this Section 10.04, or as otherwise required pursuant to this Article 10, the Indemnifying Party shall make payment to the Indemnified Party.

(d)           Following delivery of a Claim Dispute Notice, Buyer and the Sellers’ Representative shall then attempt in good faith to resolve any such objections raised in such Claim Dispute Notice.  If Buyer and the Sellers’ Representative agree to a resolution of such objection, then (i) a memorandum setting forth the matters conclusively determined by Buyer and the Sellers’ Representative shall be prepared and signed by both parties and (ii) as applicable, if such memorandum calls for a payment to an Indemnified Party and any funds remain in the Escrow Account, Buyer and Sellers’ Representative shall promptly direct the Escrow Agent to act in accordance with such memorandum and distribute cash from the Escrow Account in accordance therewith, or as otherwise required pursuant to this Article 10, the Indemnifying Party shall make payment to the Indemnified Party.

(e)           If no such resolution can be reached during the 45 calendar day period following receipt of a given Claim Dispute Notice, then upon the expiration of such 45 calendar day period, either Buyer or the Sellers’ Representative may bring suit to resolve the objection in accordance with Sections 11.07 and 11.08.  The decision of the trial court as to the validity and amount of any claim in such Claim Certificate shall be non-appealable, binding and conclusive upon the Buyer and the Sellers.  As applicable, if such decision calls for a payment to an Indemnified Party and any funds remain in the Escrow Account, Buyer and Sellers’ Representative shall promptly direct the Escrow Agent to act in accordance with such decision and distribute cash from the Escrow Account in accordance therewith, or as otherwise required pursuant to this Article 10, the Indemnifying Party shall make payment to the Indemnified Party.  Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.

Section 10.05       Third-Party Claims.  Except as otherwise provided in Article 9, in the event of the assertion of any actual or possible Proceeding that has been or may be brought or asserted by a third party against an Indemnified Party and that may be subject to indemnification pursuant to this Agreement (each, a “Third-Party Claim”), Buyer shall have the right, at its election, to proceed with the defense of such Third-Party Claim on its own (and the costs and expenses incurred by Buyer in connection with the defense, settlement or resolution of such Third-Party Claim (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) may be included in the Damages for which Buyer may seek indemnification pursuant to a claim made hereunder).  If Buyer so proceeds with the defense of any such Claim:

(a)           Each Indemnifying Party shall use commercially reasonable efforts to make available to Buyer any documents and materials in its possession or control that may be necessary to the defense of such Third-Party Claim; and

(b)           Buyer shall not have the right to settle, adjust or compromise such Third-Party Claim without the consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), it being understood that the Sellers’ Representative shall consent to any settlement, adjustment or compromise of such Proceeding that Buyer may recommend that does not otherwise impose any equitable remedy on any Seller or any assets of any Seller.

Buyer shall give the Sellers’ Representative prompt notice of the commencement of any such Third-Party Claim against Buyer or the Companies; provided however, that any failure on the part of Buyer to so notify the Sellers’ Representative shall not limit any of the obligations of the applicable Indemnifying Party pursuant to this Article 10 (except and only to the extent such failure materially prejudices the defense of such Third-Party Claim).  The Sellers’ Representative shall be entitled on behalf of the applicable Indemnifying Party, at their sole option and expense, to participate in, but not to determine or conduct, any defense and investigation of such Third-Party Claim or settlement negotiations with respect to such Third-Party Claim.

Section 10.06       No Contribution.  No Seller shall have, or be entitled to exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Buyer or any other Person in connection with any indemnification obligation or any other liability to which it may become subject under or in connection with this Agreement (unless Buyer shall have consented thereto).

Section 10.07       Payments Initially from Escrow.  Subject to the terms and conditions of this Article 10, including the limitations set forth in Section 10.03, any Damages to be indemnified pursuant to Section 10.02(a) shall first be paid to any Buyer Indemnified Party from the Escrow Account (plus any interest earned thereupon and less any disbursements therefrom made in accordance with the terms of the Escrow Agreement) and then, only to the extent there are no such amounts remaining (and other than with respect to Sections 10.02(a)(i) and (iv) and (ix)), shall be paid, severally and not jointly, directly by the Indemnifying Parties individually in accordance with their respective Applicable Indemnification Percentages (for avoidance of doubt, with respect to Section 10.02(a)(i), (iv), and (ix), Buyer’s sole and exclusive remedy is to the funds in the Escrow Account, plus any interest earned thereupon and less any disbursements therefrom made in accordance with the terms of the Escrow Agreement).

Section 10.08       Release of Escrow Amount.

(a)           Upon the expiration of the General Escrow Period if prior to the expiration of the Claims Matter Escrow Period (and after giving effect (i) to any adjustment to the balance of the Escrow Account pursuant to Section 2.05 hereof and (ii) any payments to an Indemnified Party made following the adjustment contemplated by clause (i)), if the balance of the Escrow Account exceeds $5,000,000 minus the aggregate amount, if any, of distribution made prior to such date from the Escrow Account with respect to claims made under Section 10.02(a)(ix) (the “Escrow Excess”), Buyer and the Sellers’ Representative shall deliver written authorization to the Escrow Agent within five Business Days after the expiration of such General Escrow Period instructing the Escrow Agent to pay to (x) the Paying Agent an amount equal to the product of the aggregate Applicable Post-Closing Consideration Percentages of all Sellers and EI multiplied by the Escrow Excess (and the Paying Agent shall distribute such amounts to Sellers and EI), (y) ACL an amount equal to the product of the aggregate Applicable Post-Closing Consideration Percentages of all Irish Option Holders multiplied by the Escrow Excess (and Buyer shall cause ACL to distribute such amounts to the Irish Option Holders), and (z) the ACL US Account an amount equal to the product of the aggregate Applicable Post-Closing Consideration Percentages of all US Option Holders multiplied by the Escrow Excess (and Buyer shall cause ACL to distribute such amounts to the US Option Holders).

(b)           Upon the later of the expiration of the Claims Matter Escrow Period or the General Escrow Period, all funds in the Escrow Account shall be disbursed to the Persons and in accordance with the percentages set forth in subsection (a), subject to the fulfillment of the conditions set forth in the Escrow Agreement.

Section 10.09       Exclusive Remedy.  Other than in the case of fraud or willful misconduct or as is contemplated by Section 11.14, the Parties acknowledge and agree that, following the Closing, (i) the indemnification obligations of the Sellers under this Article 10 and the remedies set forth herein shall constitute the sole and exclusive remedies of the Buyer Indemnified Parties for any breach of or inaccuracy in any representation or warranty of the Companies and the Sellers set forth in this Agreement, and any breach, non-fulfillment or default in the performance of any covenant or agreement of the Companies and the Sellers set forth in this Agreement.

ARTICLE 11
MISCELLANEOUS

Section 11.01       Confidentiality.

(a)           Each Seller shall treat and hold as confidential any information concerning the business and affairs of the Companies that is not already generally available to the public (the “Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement.  In the event that any Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 11.01(a).  If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller may disclose the Confidential Information to the tribunal; provided, that such disclosing Seller shall use his, her or its best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

(b)           Each Seller shall not, and each Seller shall cause their Affiliates and representatives to not, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use Buyer’s name or refer to Buyer directly or indirectly in connection with Buyer’s relationship with any Seller or the Companies in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Buyer, unless required by Applicable Law or unless Buyer’s relationship with the Companies has been previously made known publicly through no fault of any of the Companies or any of the Sellers.  Notwithstanding anything herein or in that certain letter agreement, dated as of May 7, 2012 (and as subsequently amended as of April 10, 2014), by and among Buyer and the Companies, after the Closing, Buyer may issue such press releases or make such other public statements regarding this Agreement or the transactions contemplated hereby as Buyer may, in its reasonable discretion, determine after consultation with the Sellers’ Representative; provided however, that Buyer may make any public disclosure as required by the United States Securities and Exchange Commission or the rules and requirements of any applicable stock exchange in Buyer’s sole discretion without prior consultation with the Sellers’ Representative.

Section 11.02       Appointment of Sellers’ Representative.

(a)           Powers of Attorney.  Each Seller irrevocably constitutes and appoints Seroba Kernel Life Sciences Limited (the “ Sellers’ Representative”) as such Seller’s true and lawful agent, proxy and attorney-in-fact and agent and authorizes the Sellers’ Representative acting for such Seller and in such Seller’s name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done by such Seller or the Sellers’ Representative hereunder or otherwise in connection with the agreements and transactions contemplated by this Agreement, as fully to all intents and purposes as such Person might or could do in person, including, without limitation:

(i)            determine the presence (or absence) and direct the payment of proceeds of claims for indemnification against Buyer pursuant to Article 10;

(ii)           deliver all notices required to be delivered by such Seller under this Agreement, including, without limitation, any notice of a claim for which indemnification is sought under Article 10;

(iii)          receive all notices required to be delivered to such Seller under this Agreement, including, without limitation, any notice of a claim for which indemnification is sought under Article 10;

(iv)          take any and all action on behalf of such Seller from time to time as the Sellers’ Representative may deem necessary or desirable to defend, pursue, resolve and/or settle disputes or claims under this Agreement, including, without limitation, regarding any Item of Dispute under Section 2.04 or the and claims for indemnification under Article 10;

(v)           vote or consent on behalf of Sellers with respect to matters under this Agreement or the transactions contemplated hereby; and

(vi)          to engage and employ agents and representatives (including accountants, legal counsel and other professionals) and to incur such other expenses as he deems necessary or prudent in connection with the administration of the foregoing.

Each Seller grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the Sellers’ Representative may lawfully do or cause to be done by virtue hereof.  Each Seller will, by executing this Agreement agree that such agency, proxy and power of attorney are coupled with an interest, and are therefore irrevocable without the consent of the Sellers’ Representative and Buyer and shall survive the death, incapacity, or bankruptcy of such Seller.  Each Seller acknowledges and agrees that with respect to any delivery by the Sellers’ Representative of any waiver, amendment, agreement, opinion, certificate or other documents executed by the Sellers’ Representative or any decisions made by the Sellers’ Representative pursuant to this Section 11.02, such Seller shall be bound by such documents or decision as fully as if such Seller had executed and delivered such documents or made such decisions.

(b)           Liability.  The Sellers’ Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller, except in respect of amounts received on behalf of such Seller.  The Sellers’ Representative shall not be liable to any Seller for any action taken or omitted by him or any agent employed by him hereunder or under any other Ancillary Agreement, or in connection therewith, except that the Sellers’ Representative shall not be relieved of any liability imposed by law for gross negligence or willful misconduct.  The Sellers’ Representative shall not be liable to Sellers for any apportionment or distribution of payments made by him in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount to which they are determined to have been entitled.  The Sellers’ Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.

(c)           Replacement of the Sellers’ Representative.  Upon the death, disability or incapacity of the Sellers’ Representative or in the event that the Sellers’ Representative resigns for any reason, a majority of Sellers, in accordance with their respective Applicable Post-Closing Consideration Percentages, shall appoint a replacement capable of carrying out the duties and performing the obligations of the Sellers’ Representative hereunder within 30 calendar days.  Any substituted representative shall be deemed the Sellers’ Representative for all purposes of this Agreement and the other Ancillary Agreements.

(d)           Actions of the Sellers’ Representative; Liability of the Sellers’ Representative.  Each Seller agrees that Buyer shall be entitled to rely on any action taken by the Sellers’ Representative, on behalf of Sellers, pursuant to Section 11.02(a) above (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action.  Buyer agrees that the Sellers’ Representative shall have no liability to Buyer for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or willful misconduct.  The Indemnifying Parties jointly and severally agree to pay, and to indemnify and hold harmless, each of the Indemnified Parties from and against any Damages which they may suffer, sustain, or become subject to, as the result of any claim by any Person that an Authorized Action is not binding on, or enforceable against, Sellers.  In addition,

Sellers hereby release and discharge Buyer from and against any liability arising out of or in connection with the Sellers’ Representative’s failure to distribute any amounts received by the Sellers’ Representative on Sellers’ behalf to Sellers.

(e)           Expenses. All fees and expenses, including for attorneys, accountants and financial and other advisors, paying agents and other persons and insurance, in each case as determined to be necessary or appropriate and engaged by the Sellers’ Representative in the performance of its duties under this Agreement shall be paid from the Representative Account, to the extent any funds remain in the Representative Account, and thereafter by the Sellers’ Representative, who shall be entitled to recover any such amounts from each Seller based on such Seller’s Applicable Indemnification Percentage.

(f)            Indemnification.  The Indemnifying Parties (including, for the avoidance of doubt, the Sellers’ Representative if the Sellers’ Representative is an Indemnifying Party) shall, jointly and severally, indemnify, defend and hold harmless the Sellers’ Representative and its heirs, representatives, successors and assigns, from and against any and all claims, demands, suits, actions, causes of action, losses, damages, obligations, liabilities, costs and expenses (including reasonable attorneys’ fees and court costs) arising as a result of or incurred in connection with any actions taken or omitted to be taken by the Sellers’ Representative acting in such capacity pursuant to the terms of this Agreement, except to the extent such action or omission shall have been determined by a court of competent jurisdiction in a final non-appealable judgment to have constituted gross negligence or willful misconduct; provided, that no Seller shall be liable to the Sellers’ Representative pursuant to this Section 11.02(f) for any amount in in excess of the proceeds actually received by such Seller on account of the sale by such Person of its Equity Interests hereunder.

(g)           Representative Account. The Sellers’ Representative, in its sole and absolute discretion, may (i) from time to time release (or cause to be released) to the Sellers’ Representative all or any portion of the Representative Account to reimburse costs and expenses incurred by, and payments made by, the Sellers’ Representative in connection with its acting as Representative hereunder and/or to satisfy the obligation of Sellers to indemnify the Sellers’ Representative under this Agreement, and (ii) at any time release (or cause to be released) to Sellers all or any portion of the Representative Account which has not, prior to the date of such release, been released pursuant to clause (i) of this Section 11.02(g).

Section 11.03       Notices.  All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Buyer, to:

Thoratec Corporation

6035 Stoneridge Drive

Pleasanton, California 94588

Facsimile: (925) 734-4070

Attention:  David Lehman, Senior Vice President & General Counsel

with a copy (which shall not constitute notice to Buyer) to:

Cooley LLP
101 California Street

San Francisco, California 94111

Attention:        Craig Jacoby

                        Jamie K. Leigh

Facsimile No.: (415) 693-2000

if to Sellers, to:

Seroba Kernel Life Sciences Limited
15 Molesworth Street, Dublin 2, Ireland
Attention: Daniel O’Mahony

with a copy (which shall not constitute notice to Sellers) to:

Eugene F Collins
Temple Chambers
3 Burlington Road
Dublin 4, Ireland
Attention: John Olden
Facsimile No.: +353 1 667 5200

and

Dorsey & Whitney LLP
Suite 1500
50 South Sixth Street
Minneapolis, MN  55402
Attention:        Brian G. Moore
Facsimile No.: (612) 395-5247

or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. PST in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 11.04       Amendments and Waivers.

(a)           Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)           No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.05       General Release.

(a)           As of the Closing, each of the Sellers, on behalf of itself and each of its predecessors, successors, personal representatives and assigns, hereby irrevocably releases and forever discharges the Companies and Buyer, and each of their respective officers, directors, shareholders, equity holders, employees, Subsidiaries, predecessors, successors and assigns (each a “Released Party” and collectively, the “Released Parties”), for and from any and all manners of actions, causes, causes of action, suits, debts, dues, Liabilities, rights, costs, expenses (including, without limitation attorneys’ fees and costs), bonds, bills, covenants, contracts, controversies, executions, claims and demands, of whatever kind or nature, in law or in equity, known or unknown, foreseen or unforeseen, vested or contingent, matured or unmatured, suspected or unsuspected, and whether or not concealed or hidden, whichever have or may have existed, or which do exist, that may now or hereafter at any time be made or brought against any Released Party by such Seller by reason of or in connection with any matter, cause, thing, action or omission whatsoever, arising, occurring, relating to or in respect of any time up through and including the date hereof (collectively, the “Released Matters”); provided that nothing in this paragraph will release any Released Party from (i) any obligations under this Agreement or any other Ancillary Agreement, (ii) any rights to indemnification or exculpation provided for in the Companies’ Organizational Documents or otherwise in effect as of the date hereof, or claims with respect thereto including without limitation regarding indemnification or exculpation of any Seller for its actions as a director of any of the Companies, (iii) claims under the “tail” insurance policy or other insurance policy of the Companies, (iv) claims based on fraud; (v) claims arising out of any matter, cause or event arising after the Closing Date, or (vi) any claims of such Seller for wages, bonuses and benefits earned prior to the Closing Date (collectively, the “Excluded Matters”).  From and after the date hereof, each Seller agrees on behalf of himself, herself or itself to not, directly or indirectly (including, without limitation, in a derivative proceeding), assert any claim or demand or commence, institute or maintain, or cause to be commenced, instituted, or maintained, or knowingly facilitate or assist any other party in commencing, instituting or maintaining, any Proceeding of any kind against any of the Released Parties based upon or with respect to any Released Matter(s) other than with respect to any Excluded Matter.

(b)           Each Seller acknowledges that the release in Section 11.05(a) includes releases of claims of which such Seller is presently unaware of or which such Seller does not presently suspect to exist.  Each Seller agrees, represents and warrants that such Seller realizes and acknowledges that factual matters currently existing but now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown and unsuspected, and such Seller further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that such Seller nevertheless hereby intends to release, discharge and acquit the Released Parties from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses arising out of or with respect to the claims described in Section 11.05(a).  Each Seller further acknowledges that such Seller has read and understands Section 1542 of the California Civil Code, which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  Each Seller hereby expressly waives and relinquishes all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to such Seller’s release of any unknown or unsuspected claims herein. Each Seller acknowledges that the inclusion of unknown and unsuspected claims was separately bargained for and was a key element of this Agreement.

(c)           Each Seller shall indemnify and hold the Released Parties harmless from and against all Damages arising from or in connection with the assertion by such Seller of any claim based upon or with respect to any Released Matter(s) or the breach of any of the covenants of such Seller set forth in this Section 11.05.

Section 11.06       Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.07       Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other Party hereto.  Notwithstanding the immediately preceding sentence, without the prior written consent of Sellers, each of Buyer and its permitted assigns may at any time, in its sole discretion, assign, in whole or in part, (a) its rights and obligations pursuant to this Agreement and the other Ancillary Agreements to one or more of its Affiliates, provided that Buyer shall remain liable for the performance of its obligations hereunder; (b) its rights under this Agreement and the other Ancillary Agreements for collateral security purposes to any lender providing financing to Buyer, the Companies, such permitted assign or any of their Affiliates and any such lender may exercise all of the rights and remedies of Buyer or such permitted assign hereunder and thereunder; and (c) its rights under this Agreement and the other Ancillary Agreements, in whole or in part, to any subsequent purchaser of Buyer, the Companies, such permitted transferee or any of their divisions or any material portion of their assets (whether such sale is structured as a sale of the capital stock of the Companies, a sale of assets, a merger, a recapitalization or otherwise).

Section 11.08       Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 11.09       Jurisdiction.  The Parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in a United States District Court for the State of New York (or if such action cannot be brought therein, in any New York State Court), so long as one of such courts shall have subject matter jurisdiction over such Proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 11.03 shall be deemed effective service of process on such Party.

Section 11.10       Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT ENTERED INTO IN CONNECTION HEREWITH OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY CLAIM, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER AGREEMENTS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.

Section 11.11       Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and any of which may be delivered by facsimile or electronically in portable document format (.pdf).  This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto.  Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Except as provided in Section 4.06 and Article 10, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and assigns.

Section 11.12       Entire Agreement.  This Agreement, the Confidentiality Agreement, the Ancillary Agreements and the documents, agreements, certificates and instruments contained herein and therein, together with that certain side letter by and between Emory University and Guarantor, constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.

Section 11.13       Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.14       Specific Performance.  The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.15       Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney-Client Privilege.

(a)           Effective as of the Closing, Buyer hereby waives and agrees not to assert, and Buyer agrees to cause the Companies to waive and not to assert, any conflict of interest arising out of or relating to any representation after the Closing (any “Post-Closing Representation”) of the Sellers’ Representative, any Seller, any of their respective Affiliates or any officer, employee or director of any Seller (any such Person, a “Designated Person”) in any matter involving this Agreement or any agreement, certificate, instrument or other document executed or delivered pursuant to this Agreement or any transaction contemplated hereby or thereby (including any litigation, arbitration, mediation or other proceeding and including any matter regarding the negotiation, execution, performance or enforceability hereof or thereof) by Dorsey & Whitney LLP in connection with this Agreement or any agreement, certificate, instrument or other document executed or delivered pursuant to this Agreement or any transaction contemplated hereby or thereby (including the negotiation, execution or performance hereof or thereof) (the “Current Representation”).

(b)           Effective as of the Closing, Buyer hereby agrees not to control or assert, and Buyer agrees to cause the Companies not to control or assert, any attorney-client privilege, work product protection or other similar privilege or protection applicable to any communication between any legal counsel and any Designated Person during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Buyer, the Companies or any of their respective Affiliates, it being the intention of the Parties hereto that, notwithstanding anything to the contrary in this Agreement or under Applicable Law, all rights of any Person under or with respect to such attorney-client privilege, work product protection or other similar privilege or protection, including the right to waive, assert and otherwise control such attorney-client privilege, work product protection or other similar privilege or protection, shall be (and are hereby) transferred to or retained by (as applicable), and vested solely in, such Designated Person.

Section 11.16       Guarantee of Payment.  Guarantor hereby guarantees that, in the event Purchaser is unwilling or otherwise unable to fulfill or satisfy any of its covenants or obligations pursuant to, and in accordance with the terms of this Agreement (including the making of any payments required by Article 2 hereof), Guarantor shall fulfill or satisfy each such covenant and obligation (including the making of any payments required by Article 2 hereof).

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Equity Purchase Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

APICA CARDIOVASCULAR LIMITED

By:	/s/ James Leon Greene
	Name:	James Leon Greene
	Title:	Chief Executive Officer

THORATEC SWITZERLAND GmbH

By:	/s/ Patrick Schmitz
Name: Patrick Schmitz
Title: Member of the Management

By:	/s/ Andreas Fleischli
Name: Andreas Fleischli
Title: Member of the Management

THORATEC CORPORATION,
solely for the purposes of Section 11.16

By:	/s/ David Lehman
Name: David Lehman
Title: Senior Vice President, General Counsel & Secretary

IN WITNESS WHEREOF, the Parties hereto have caused this Equity Purchase Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

/s/ Jorge H. Jiminez
Jorge H. Jiminez

/s/ Vinod Thourani
Vinod Thourani

/s/ Ajit P. Yoganathan
Ajit P. Yoganathan

/s/ James Leon Greene
James Leon Greene

/s/ Thomas Vassiliades
Thomas Vassiliades

EMORY UNIVERSITY

By:	/s/ Todd Sherer
	Name:	Todd Sherer
	Title:	Assoc. VP for Research, Executive Director

SF TRAINING, LLC

By:	/s/ Michal Geva
	Name:	Michal Geva
	Title:	Co-Founder & General Partner

SEROBA KERNEL LIFE SCIENCES LIMITED

By:	/s/ Peter Sandys
	Name:	Peter Sandys
	Title:	Managing Partner of the General Partner

TRIVENTURES FUND II LP

By:	/s/ Michal Geva
	Name:	Michal Geva
	Title:	Authorized Officer

X-SEAL TECHNOLOGIES

By:	/s/ Michal Geva
	Name:	Michal Geva
	Title:	Authorized Officer

SEROBA KERNEL LIFE SCIENCES LIMITED, as the Sellers’ Representative

By:	/s/ Peter Sandys
	Name:	Peter Sandys
	Title:	Managing Partner of the General Partner